UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
 (Rule 14a-101)

INFORMATION REQUIRED IN
PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

NuStar Energy L.P.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

NOTICE OF 2024 ANNUAL MEETING OF UNITHOLDERS

Date and Time:	April 23, 2024 at 11:00 a.m. Central Time

Place:	Our 2024 Annual Meeting will be held virtually via live webcast at: www.virtualshareholdermeeting.com/NS2024 You will not be able to attend the meeting in person.

Agenda:	(1)	Elect three Group III directors;
	(2)	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2024; and
	(3)	Transact any other business properly brought before the meeting or any adjournment or postponement thereof.

Record Date:	Holders of record of our outstanding common units as of the close of business on February 29, 2024 are entitled to vote at our 2024 Annual Meeting.

Voting:	Whether or not you plan to attend the 2024 Annual Meeting, please submit your proxy with voting instructions as soon as possible.
	●	If you are a unitholder of record, you may submit your proxy over the internet, by phone or by mail as described on the proxy card.
	●	If you hold your units through a broker or other nominee, follow the instructions that you receive from your broker or nominee to ensure that your units are voted.

Submitting your proxy will not prevent you from attending our 2024 Annual Meeting and voting during the virtual meeting.

Notice of Internet Availability:
On or about March 14, 2024, we will send to holders of our outstanding common units as of the Record Date a Notice of Internet Availability of Proxy Materials containing instructions on how to access on the internet our proxy statement and Annual Report on Form 10-K for the year ended December 31, 2023, and how to submit a proxy online (www.proxyvote.com). The Notice will also contain instructions on how to request paper copies of our proxy materials.

By order of the Board of Directors,
Steve Gilbert
Vice President, Assistant General Counsel and Corporate Secretary

NuStar Energy L.P.
19003 IH-10 West
San Antonio, Texas 78257

March 6, 2024

i

ii

NUSTAR ENERGY L.P.
PROXY STATEMENT
2024 ANNUAL MEETING OF UNITHOLDERS
scheduled to be held on April 23, 2024

QUESTIONS AND ANSWERS ABOUT THE MEETING
Q1:    Why am I receiving these materials?
A:    We are providing these materials in connection with the solicitation by the Board of Directors (the Board) of NuStar GP, LLC, the general partner of our general partner, of proxies to be voted at our 2024 Annual Meeting of Unitholders (the 2024 Annual Meeting) and any adjournments or postponements thereof. We plan to hold our 2024 Annual Meeting virtually on April 23, 2024, at 11:00 a.m. Central Time via live webcast at:
www.virtualshareholdermeeting.com/NS2024
We will send the Notice of Internet Availability of Proxy Materials (Notice) to holders of our outstanding common units as of the Record Date (defined below) on or about March 14, 2024. On this date, unitholders will have the ability to access all of our proxy materials on the website provided in the Notice. The Notice will also contain instructions on how to request a paper copy of our proxy materials.
Q2:    Who is soliciting my proxy?
A:    Our Board is sending these materials in connection with its solicitation of proxies for use at our 2024 Annual Meeting. Morrow Sodali LLC (our proxy solicitor) and certain of our directors, officers and employees may also solicit proxies on our behalf by mail, phone or other electronic means, or in person.
Q3:    Who is entitled to attend and vote at the 2024 Annual Meeting?
A:    Holders of record of our outstanding (as defined in our partnership agreement) common units (collectively, our Voting Units) at the close of business on February 29, 2024 (our Unitholders) are entitled to attend and vote on the matters presented at the 2024 Annual Meeting. Our Unitholders will vote together as a single class and are entitled to one vote for each common unit held on February 29, 2024 (the Record Date). On the Record Date, 126,535,271 common units were outstanding.
Q4:    How do I participate in the virtual 2024 Annual Meeting?
A:    Our 2024 Annual Meeting will be held virtually via live webcast. You will be able to attend the meeting, vote your units and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/NS2024 and entering your 16-digit control number. That number may be found on your proxy card, voting instruction form or the notice you received related to our 2024 Annual Meeting.
Questions regarding matters presented at the 2024 Annual Meeting may be submitted during the meeting through the virtual meeting's website. Additional information regarding rules and procedures for participating in the virtual meeting will be provided in the meeting rules of conduct, which you will be able to view during the meeting on the meeting website.
Our 2024 Annual Meeting will begin at 11:00 a.m. Central Time. We encourage you to log in to the website using your 16-digit control number and access the webcast early—beginning approximately 15 minutes before the start of the meeting. If you experience technical difficulties, you may contact the technical support number that will be posted on the virtual meeting's log-in page. Technicians will be available to assist you.
Q5:    What constitutes a quorum to conduct business at the 2024 Annual Meeting?
A:    Unitholders representing a majority of the Voting Units, voting together as a single class, present in person or by properly submitted proxy, will constitute a quorum. Proxies received but marked as abstentions and broker non-votes will be counted as present for purposes of determining a quorum.
Your units will be counted as present at the 2024 Annual Meeting if:
•you are present in person at the meeting; or
•you have submitted a proxy over the internet, by phone or by mail.

Q6:    If my units are held in "street name" by my broker or other nominee, will my broker or other nominee vote my units? What is a broker non-vote?
A:    If you own units through a broker or other nominee, your units are held in that broker's or nominee's name and you are considered the "beneficial owner" (not the "record owner") of units held in street name.
If a broker does not receive specific voting instructions from the beneficial owner, New York Stock Exchange (NYSE) rules govern whether the broker is permitted to vote on the beneficial owner's behalf. The NYSE has designated certain categories of proposals as "routine," and brokers are permitted to vote on routine matters at their discretion. Brokers are prohibited, however, from voting on any matter that is deemed non-routine, which results in a broker non-vote for that proposal. A broker non-vote is treated as "present" for purposes of determining the existence of a quorum. If a proposal requires approval by the vote of a majority of the Voting Units, voting as a single class, represented in person or by proxy and entitled to vote, a broker non-vote has the effect of a vote against such proposal. But if a proposal requires approval by a plurality of the votes cast, a broker non-vote has no effect on the outcome.
Proposal No. 1 is considered non-routine under applicable NYSE rules. Proposal No. 2 is considered to be a routine matter by the NYSE.
Q7: How do I vote my units?
A:    You may vote your proxy over the internet, by phone or by mail. If you submit your proxy over the internet, by phone or by returning a signed proxy card by mail, your units will be voted as you indicate. If you sign your proxy card without indicating your voting preferences, your units will be voted in accordance with the Board's recommendations.
To vote during the virtual 2024 Annual Meeting, you will need your 16-digit control number found on your proxy card, voting instruction form or the notice you received related to our 2024 Annual Meeting.
Q8:    What vote is required for each proposal? What are the Board's recommendations?
A:    The Board's recommendations are stated below, as well as the vote required for each proposal and the effect of abstentions and broker non-votes.

Proposal	Board Recommendation	Vote Required When a Quorum is Present	Effect of Abstentions	Effect of Broker Non-Votes
Proposal No. 1: Election of Directors	FOR each nominee	Plurality of the votes cast by our Unitholders	No effect on the vote	No effect on the vote

Proposal No. 2: Ratification of KPMG LLP as our Independent Accounting Firm	FOR	Affirmative vote of a majority of the Voting Units (voting as a single class) entitled to vote	Same effect as a vote against this proposal	Broker non-votes are not expected, but Voting Units not voted have the same effect as a vote against this proposal
Q9:    Can I change my vote after I have voted by proxy?
A:    Yes. You may revoke a proxy before voting is closed at the 2024 Annual Meeting by:
•submitting a written revocation to our Corporate Secretary at the address indicated on the cover page of this proxy statement (provided that revocation is received by the Corporate Secretary by 11:59 p.m. Eastern Time on April 22, 2024);
•submitting your valid, signed and later-dated proxy by mail (provided that the later-dated proxy is received by 11:59 p.m. Eastern Time on April 22, 2024);
•submitting your valid proxy over the internet or by phone by 11:59 p.m. Eastern Time on April 22, 2024; or
•voting during the 2024 Annual Meeting.
If instructions to the contrary are not given, your units will be voted as indicated on the proxy and your presence without voting during the 2024 Annual Meeting will not revoke your proxy.

Q10: What should I do if I receive more than one set of voting materials for the 2024 Annual Meeting?
A:    You may receive more than one set of voting materials for the 2024 Annual Meeting, and the materials may include multiple proxy cards or voting instruction cards. If you hold units in more than one brokerage account, you will receive voting materials for each account; further, if you hold units directly, but in more than one name (e.g., Jennifer Smith and Jennifer Alice Smith), you will receive voting materials for each variant. Please complete and submit each proxy card and voting instruction card that you receive, according to its instructions.
Q11: Who is paying the expense of soliciting proxies?
A:    We pay the cost of soliciting proxies and holding our 2024 Annual Meeting. Morrow Sodali LLC will assist us in the distribution of proxy materials and the solicitation of votes for an initial fee of $10,000, plus an additional fee for each unitholder they contact, as well as the reimbursement of out-of-pocket expenses. In addition to distributing proxy materials, proxies may also be solicited by personal interview, phone and similar means by our directors, officers or employees, who will not receive additional compensation for performing that service. We also will make arrangements with brokers, banks and other nominees for forwarding proxy materials to the beneficial owners of our units, and we reimburse them for any reasonable expenses that they incur.
Q12: How does the Merger Agreement with Sunoco impact the 2024 Annual Meeting?
A:     As previously disclosed, on January 22, 2024, NuStar Energy entered into a definitive agreement (the Merger Agreement), whereby Sunoco LP (Sunoco) will acquire NuStar Energy in an all-equity transaction (the Sunoco Merger).
You will NOT be asked to take any action at the 2024 Annual Meeting regarding the Merger Agreement and the Sunoco Merger. Only those proposals described in this proxy statement and in the accompanying Notice are being brought before our Unitholders to consider and vote on at the 2024 Annual Meeting. We expect to hold a separate, special meeting regarding the Merger Agreement and the Sunoco Merger.
For additional information relating to the pending Sunoco Merger, please refer to the preliminary Registration Statement on Form S-4 filed by Sunoco with the SEC on February 26, 2024, which contains our preliminary proxy statement relating to the Sunoco Merger, as well as any additional materials we or Sunoco may file with the SEC. After the aforementioned registration statement is declared effective by the SEC, we intend to file with the SEC, and mail to the common unitholders, a definitive proxy statement relating to the Sunoco Merger.
Q13: Who do I contact if I have further questions about voting or the 2024 Annual Meeting?
A:    You may contact our Corporate Secretary/Investor Relations Department at 210-918-INVR (4687) or Morrow Sodali LLC (our proxy solicitor) at:
Morrow Sodali LLC
333 Ludlow Street, 5th Floor, South Tower
Stamford, Connecticut 06902
Unitholders, please call toll free: 1-800-662-5200
Banks and brokerage firms, please call 1-203-658-9400
Email: NS.info@morrowsodali.com

INFORMATION ABOUT NUSTAR ENERGY L.P.

NuStar Energy L.P. (NYSE: NS) is a Delaware limited partnership based in San Antonio, Texas. Unless otherwise indicated, the terms "NuStar Energy," "NuStar," "we," "our" and "us" are used in this proxy statement to refer to NuStar Energy L.P., one or more of our subsidiaries or all of them taken as a whole. As of December 31, 2023, our assets included approximately 9,500 miles of pipeline and 63 terminal and storage facilities, which provide approximately 49 million barrels of storage capacity.

As previously disclosed, on January 22, 2024, NuStar Energy entered into the Merger Agreement, whereby Sunoco will acquire NuStar Energy in an all-equity transaction.

You will NOT be asked to take any action at the 2024 Annual Meeting regarding the Merger Agreement and the Sunoco Merger. Only those proposals described in this proxy statement and in the accompanying Notice are being brought before our Unitholders to consider and vote on at the 2024 Annual Meeting. We expect to hold a separate, special meeting regarding the Merger Agreement and the Sunoco Merger.

For additional information relating to the pending Sunoco Merger, please refer to the preliminary Registration Statement on Form S-4 filed by Sunoco with the SEC on February 26, 2024, which contains our preliminary proxy statement relating to the Sunoco Merger, as well as any additional materials we or Sunoco may file with the SEC. After the aforementioned registration statement is declared effective by the SEC, we intend to file with the SEC, and mail to the common unitholders, a definitive proxy statement relating to the Sunoco Merger.

CORPORATE GOVERNANCE

Board Structure and Governance
The directors and officers of NuStar GP, LLC, the general partner of our general partner, Riverwalk Logistics, L.P., perform all of our management functions; we do not have directors or officers. For simplicity's sake, in this proxy statement we refer to the directors of NuStar GP, LLC as our directors or our Board, and we refer to the officers of NuStar GP, LLC as our officers.
Board Structure
Our business is managed under the direction of our Board. Our Board is led by its Chairman, Bradley C. Barron. He serves as Chairman of the Board, President and Chief Executive Officer (CEO). Ninety percent of our directors meet the independence requirements of the NYSE listing standards. Mr. Barron, as a member of management, is not deemed to be an independent director.
Our Board conducts its business through regular and special meetings of the Board and its committees. The Board has standing Audit, Compensation and Nominating/Governance & Conflicts Committees, each of which is composed entirely of directors who meet the independence requirements of the NYSE listing standards. Each committee has a written charter, which is available on our website at www.nustarenergy.com (Investors > Corporate Governance).
We have an active and engaged Board. Each member of our Board attended 100% of the meetings of the Board and his or her committees during 2023. All of our Board members serving at the time attended our 2023 Annual Meeting, and all of our Board members are invited to attend our 2024 Annual Meeting.

Our Corporate Governance Guidelines require the Board to elect from its non-management members, a presiding lead director for meetings of the non-management directors. The Board has appointed Dan J. Hill as its independent, presiding lead director to: (i) lead executive sessions of the non-management directors; (ii) ensure independent oversight of the Board; (iii) provide input on Board and committee agendas; and (iv) serve as a point of contact for unitholders wishing to communicate with the Board. In addition, Mr. Hill may request Board consideration of matters relating to risk, as well as provide input on the design of the Board itself. Per our Corporate Governance Guidelines, each Board member (not just the presiding lead director or the Chairman) is free to suggest the inclusion of items on Board and committee agendas and is free to raise for discussion at any Board or committee meeting subjects that are not on the formal agenda for that meeting.
Given the strong independent leadership of Mr. Hill and the fully independent committees of the Board, the Board believes that it is appropriate for Mr. Barron to serve in the combined roles of Chairman and CEO. The Board values Mr. Barron's extensive knowledge and experience regarding our operations and industry, as well as his leadership and regular practice of engaging with, and seeking input from, the independent directors on the Board. Mr. Barron's knowledge and experience are described in his biographical information in this proxy statement under the caption, "Proposal No. 1 Election of Directors—Nominees for Election."
Our Corporate Governance Guidelines do not require an independent Chairman. The Board believes that the issue of combining or separating the roles of Chairman and CEO is best addressed as part of NuStar's overall succession planning process and that it is in the best interests of NuStar for the Board to make any determination regarding separation of such offices upon any election of a new CEO or Chairman of the Board.
For so long as Mr. Barron remains our Chairman of the Board, we do not feel that it would be appropriate to speculate on circumstances under which our Board might determine that it is appropriate to separate the Chairman and CEO positions. However, were such a change to occur, we would publicly disclose such a change in a timely manner through a press release and/or Current Report on Form 8-K, as appropriate. Absent unforeseen circumstances, we generally would not expect to seek prior input from our unitholders regarding Mr. Barron's potential successor to the role of Chairman because our Corporate Governance Guidelines provide that such determination would be made by our Board. Our unitholders have the ability to express their opinions on the issue during our periodic engagements with them and when they vote on the election of our directors.
As disclosed in this proxy statement under the caption, "Corporate Governance—Risk Oversight," management has the day-to-day responsibility of assessing and managing our risk exposure, and the Board and its committees oversee those efforts. All members of our Board, including our presiding lead director, are empowered and encouraged to recommend agenda items for Board meetings, bring matters for discussion before the entire Board or during separate executive sessions of the non-management directors, including matters related to risk oversight or the structure and design of the Board itself.

Board Composition
The table below lists (i) the current members of our Board and each standing committee, (ii) the director selected to serve as the independent, presiding lead director, (iii) the independence and audit committee financial expertise determinations made by our Board and (iv) the number of Board and committee meetings held during 2023. For further information regarding the qualifications, skills and attributes of our Board members, see "Proposal No.1 Election of Directors."

Name	Independent (I) and Audit Committee Financial Expert (FE)	Board of Directors	Audit Committee	Compensation Committee	Nominating/Governance & Conflicts Committee
Bradley C. Barron		Chairman
J. Dan Bates	I, FE	✓	Chair	✓
Jelynne LeBlanc Burley	I	✓			✓
William B. Burnett	I	✓	✓
Ed A. Grier	I	✓			✓
Dan J. Hill	I	Presiding Lead Director	✓	Chair
Robert J. Munch	I	✓	✓
W. Grady Rosier	I	✓		✓	Chair
Martin Salinas, Jr.	I	✓	✓
Suzanne Allford Wade	I	✓		✓

Number of Meetings in 2023		5	8	5	2
Refreshment and Diversity
On February 15, 2023, our Board elected Suzanne Allford Wade as a new member of the Board. In 2021, Ed A. Grier and Martin Salinas, Jr. were elected as new directors. The skills and experience of the Board's newest members further enhance our Board's diversity and expertise. We do not have term limits for directors as we believe that continuity of service can provide stability and valuable insight. We believe that varying director tenure helps transition knowledge from longer-serving directors to those newer to the Board.
As of the 2024 Annual Meeting, the average age of our incumbent directors is 69, and the average tenure on our Board is 8.5 years. Three of our directors have been on the Board for less than five years.

The following table discloses the gender diversity and racial/ethnic diversity of our Board members.

Name	Gender Diversity	Racial/Ethnic Diversity
Jelynne LeBlanc Burley	✓	✓
Ed A. Grier		✓
Martin Salinas, Jr.		✓
Suzanne Allford Wade	✓

Total	2	3
Board Skills
Our directors represent a range of backgrounds and experiences. We believe that the mix of qualifications, skills and attributes of our Board members enhances our Board's effectiveness and is aligned with our long-term strategy. We strive to maintain an appropriate balance of skills, experience, diversity and tenure. As described in our directors' biographical information below, their skills and experiences further enhance our Board's expertise and diversity. Among other attributes, as a group, our Board possesses a wide range of skills and experience, including with respect to:

✓	Energy, commodities & other regulated industries	✓	Government
✓	Transportation & logistics	✓	Healthcare
✓	Accounting & internal controls	✓	Mental health & wellness
✓	Finance & banking	✓	Technology
✓	Human capital	✓	Advertising & marketing
✓	Executive leadership	✓	Academic research

Director Independence
Independent Directors
Our Board includes one member of management, Bradley C. Barron, and nine non-management directors. Because NuStar Energy is a limited partnership, we are not required to have a majority of independent directors. However, the Board has determined that nine of its ten directors meet the independence requirements of the NYSE listing standards.
The Board's Audit, Compensation and Nominating/Governance & Conflicts Committees are composed entirely of directors who meet the independence requirements of the NYSE listing standards. Each member of the Audit Committee also meets the additional independence standards for Audit Committee members set forth in the regulations of the Securities and Exchange Commission (SEC). For further information about the committees, see "Committees of the Board" below.
Independence Determinations
No director qualifies as independent under the NYSE's listing standards unless the Board affirmatively determines that the director has no material relationship with NuStar. As provided for under the NYSE's listing standards, the Board has adopted categorical standards or guidelines to assist the Board in making its independence determinations with respect to each director. A relationship falls within the guidelines adopted by the Board if it:
•is not a relationship that would preclude a determination of independence under Section 303A.02(b) of the NYSE Listed Company Manual;
•consists of charitable contributions by NuStar to an organization for which a director is an executive officer and does not exceed the greater of $1 million or 2% of the organization's gross revenue in any of the last three years;
•consists of charitable contributions by NuStar to any organization with which a director, or any member of a director's immediate family, is affiliated as an officer, director or trustee pursuant to a matching gift program of NuStar and made on terms applicable to employees and directors generally, or is in amounts that do not exceed $1 million per year; and
•is not required to be disclosed in this proxy statement.

We request information every year from our directors concerning their background, employment and affiliations (including commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships). Each year, the Board considers the information provided, including information regarding any potential relationships with NuStar. This year the Board determined that, other than being a member of our Board or a unitholder of NuStar, each of the independent directors named above has either no relationship with NuStar, either directly or as a partner, equityholder or officer of an organization that has a relationship with NuStar, or has only immaterial relationships with NuStar, such as serving as a director or trustee of a charitable organization that receives donations from NuStar and its employees. Therefore, the Board determined that the independent directors named above are independent under the NYSE's listing standards.
Our Corporate Governance Guidelines contain director qualification standards, including the guidelines listed above, and are available on our website at www.nustarenergy.com (Investors > Corporate Governance) and are available in print upon request to our Corporate Secretary at corporatesecretary@nustarenergy.com or the address indicated on the cover page of this proxy statement.

Committees of the Board
Audit Committee
The Audit Committee reviews and reports to the Board on various auditing and accounting matters, including the quality, objectivity and performance of our registered public accounting firm (our independent auditors) and our internal audit function, the adequacy of our internal controls over financial reporting and the reliability of financial information reported to the public. The Audit Committee has sole authority as to the retention, evaluation, compensation and oversight of the work of our independent auditors, who report directly to the Audit Committee. The Audit Committee reviews our internal audit plan and all significant internal audit reports. The Audit Committee also monitors financial risk exposures, risk assessment and risk management policies, as well as our compliance with legal and regulatory requirements.
Compensation Committee
As a limited partnership, we are not required by the NYSE listing standards to have a compensation committee. However, our Board has established a Compensation Committee to review and report to the Board on matters related to compensation strategies, policies and programs, including certain personnel policies and policy controls, management development, management succession and benefit programs. As described in "Compensation Discussion and Analysis" below, the Compensation Committee approves the compensation for our executive officers and approves and administers NuStar’s equity compensation plans, incentive bonus plan and all performance measures established for awards under those plans. The Compensation Committee also conducts periodic reviews of director compensation and makes recommendations to the Board regarding director compensation.
Nominating/Governance & Conflicts Committee
As a limited partnership, we are not required by the NYSE listing standards to have a nominating committee. However, our Board created a Nominating/Governance & Conflicts Committee to identify candidates for membership on the Board, recommend director nominees and oversee our Corporate Governance Guidelines and Board assessment process. Pursuant to our partnership agreement and our policy governing related party transactions, the Nominating/Governance & Conflicts Committee also reviews certain potential conflicts of interest. See "Certain Relationships and Related Party Transactions" below.
Compensation Committee Interlocks and Insider Participation
Mr. Hill, Mr. Bates, Mr. Rosier and Ms. Wade are the members of our Compensation Committee. There are no Compensation Committee interlocks. None of our Compensation Committee members has served as one of our officers or employees. Except for the director compensation arrangements disclosed in this proxy statement, we have not participated in any contracts, loans, fees or awards, and do not have any financial interests, direct or indirect, with any Compensation Committee member. In addition, none of our management or Board members is aware of any means, directly or indirectly, by which a Compensation Committee member could receive a material benefit from NuStar Energy.

Risk Oversight
Management has the day-to-day responsibility of assessing and managing our risk exposure, and the Board and its committees oversee those efforts. The oversight of risk is shared by the full Board and its committees. The Board and its committees interface regularly with management and receive periodic reports that include updates on topics such as:

✓	Capital markets	✓	Financial performance & reporting
✓	Climate and energy transition	✓	Health, safety & environmental (HSE)
✓	Community investment	✓	Human capital & employee wellness
✓	Cybersecurity	✓	Internal controls
✓	Diversity & inclusion	✓	Operational results
✓	ESG & sustainability	✓	Regulatory and legal matters
The full Board regularly discusses and addresses our key strategic risks at its meetings over the course of each year—whether as separate agenda items or as risks that relate to a particular project or other topic being considered by the Board. At each regularly scheduled meeting, the Board reviews reports and presentations from management on risks relating to: (i) cybersecurity; (ii) health, safety and environmental; (iii) ESG and sustainability; (iv) operations; (v) regulatory and legal; and (vi) financial position and markets.
At least once annually, the Board has a session devoted specifically to strategic planning, including identifying and addressing our strategic risks and potential opportunities, and evaluating matters such as ESG, sustainability and energy transition. At the Board's most recent strategic planning session, key areas of focus and discussion included, among other things, risks related to: (i) capital and financial markets; (ii) inflation; (iii) interest rates; (iv) demand for and price of crude oil, refined products and renewable fuels; (v) ESG, sustainability and energy transition; (vi) investor sentiment; and (vii) the pace of consolidation of the number of traditional master limited partnerships.
Outside regularly scheduled meetings, the Board also receives periodic reports from management on specific topics such as cybersecurity and HSE performance, with monthly updates provided by our President and CEO regarding a variety of matters, including operational, HSE, financial, legal, governance and cybersecurity issues.
Our full Board retains direct oversight over key topics that are broadly applicable across NuStar Energy's business such as: HSE performance; operational performance; cybersecurity; strategic planning; ESG performance; sustainability; climate risk and energy transition. Due to the central role of these matters at our company, our Board believes that such matters and risks should be addressed by the entire Board.
The Board has delegated certain additional oversight responsibilities to its independent committees. Each committee reports to the Board on a regular basis, including with respect to each committee's risk oversight activities as illustrated below. The duties and responsibilities of the independent committees are further described above under the caption, "Committees of the Board."

Audit Committee		Compensation Committee		Nominating/Governance & Conflicts Committee
✓	Integrity of financial statements	✓	Compensation program risks	✓	Corporate governance matters
✓	Accounting & audit oversight	✓	Alignment of compensation with	✓	Director independence
✓	Independent auditor oversight		long-term strategy	✓	Board & committee effectiveness
✓	Internal audit oversight	✓	Financial, operational, ESG &	✓	Director nominations
✓	Annual & quarterly disclosures		HSE performance metrics	✓	Annual Board assessment process
✓	Legal & regulatory compliance	✓	Compensation disclosures	✓	Conflicts of interest
✓	Overall risk assessment &	✓	Executive succession planning
management process
We believe that our Board's role in risk oversight is consistent with our leadership structure—with our CEO and other members of management having responsibility for assessing and managing our risk exposure—and the Board and its committees providing oversight in connection with those efforts.

We also have a chief compliance officer. As disclosed in our Code of Business Conduct and Ethics, Amy L. Perry, Executive Vice President–Strategic Development and General Counsel, serves as our Governance, Ethics and Compliance Officer. As a member of our management's Executive Committee, Ms. Perry reports directly to our President and CEO and attends all meetings of our Board of Directors.
We also have several management-level committees that assess and manage various areas of risk. They are our: (i) Sustainability Committee; (ii) Governance, Ethics & Compliance Committee; (iii) Cyber Risk Governance Committee; and (iv) Financial Reporting & Disclosure Committee. Members of the committees include executive officers, mid-level officers and subject-matter experts from our employee base.
Our risk oversight and leadership structure is illustrated below.
We believe that risks should be assessed over multiple time horizons (short, intermediate and long-term) and on a continuous basis throughout the year. We consult regularly (often quarterly) with external and internal subject-matter experts and advisors regarding anticipated future threats, trends and risks that may be applicable to our company, our industry and our operations.
Our disclosure controls and procedures are part of, and therefore are aligned with, our risk oversight process. In compliance with Rule 13a-15(b) of the Securities Exchange Act of 1934 and Item 307 of Regulation S-K, each quarter our management evaluates, with the participation of our principal executive officer and principal financial officer, the effectiveness of our disclosure controls and procedures as of the end of the period and discloses in our periodic reports management's conclusions regarding the effectiveness of our disclosure controls and procedures. Prior to such public disclosure, those evaluations and conclusions are discussed with the Audit Committee in connection with its review of our annual and quarterly reports, including our financial and risk disclosures contained in those reports, thus enabling the Board and its committees to provide effective risk oversight.
Governance Documents and Codes of Ethics
We have adopted a Code of Ethics for Senior Financial Officers that applies to our principal executive officer, principal financial officer and controller. This code charges the senior financial officers with responsibilities regarding honest and ethical conduct, the preparation and quality of the disclosures in documents and reports we file with or submit to the SEC, compliance with applicable laws, rules and regulations, adherence to the code and reporting of violations of the code. We also have adopted a Code of Business Conduct and Ethics that applies to our directors and all of our employees, including our officers.
We intend to satisfy disclosure requirements regarding an amendment to, or a waiver from, a provision of either of these codes that: (i) applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions; and (ii) relates to any element of the code of ethics definition enumerated in paragraph (b) of Regulation S-K Item 406 by posting such information on our website.
Our Code of Business Conduct and Ethics emphasizes NuStar's guiding principles, compliance with applicable laws, rules and regulations and the ethical conduct expected by NuStar. The code is available in English and Spanish. The code also describes our anonymous reporting hotline, which is administered by a third party, as well as internal resources that are available to address any concerns and questions regarding the Code of Business Conduct and Ethics and our policies. Our Code of Business

Conduct and Ethics covers topics such as business and financial records, nonpublic information, insider trading, privacy, cybersecurity, conflicts of interest, health and safety, discrimination, harassment, retaliation, acting with integrity and raising concerns. Employees also receive training regarding topics contained in our Code of Business Conduct and Ethics and are required to attest annually to their compliance with our Code of Business Conduct and Ethics and other policies.
We post the following documents on our website at www.nustarenergy.com (Investors > Corporate Governance):
•Audit Committee Charter
•Code of Business Conduct and Ethics
•Code of Ethics for Senior Financial Officers
•Compensation Committee Charter
•Corporate Governance Guidelines
•Nominating/Governance & Conflicts Committee Charter

A printed copy of these documents is available to any unitholder upon request. Requests for documents must be in writing and directed to our Corporate Secretary at corporatesecretary@nustarenergy.com or the address indicated on the cover page of this proxy statement.
Evaluation and Selection of Director Candidates
Evaluation of Director Candidates
Our Board strives to maintain an appropriate balance of skills, experience, diversity and tenure among its members. The Nominating/Governance & Conflicts Committee is responsible for assessing the skills and characteristics that candidates for election to the Board should possess, as well as the composition of the Board as a whole. The committee assesses (i) qualifications under applicable independence standards, (ii) other standards applicable to the Board and its committees and (iii) skills and experience in the context of the needs of the Board. Each candidate must meet certain minimum qualifications, including:
•independence of thought and judgment;
•the ability to dedicate sufficient time, energy and attention to the performance of his or her duties, taking into consideration the nominee's service on other public company boards; and
•skills and expertise complementary to the existing Board members' skills—in this regard, the Board will consider its need for operational, managerial, financial, governmental affairs, information technology or other relevant expertise.
The Nominating/Governance & Conflicts Committee also considers the ability of a candidate to work with the then-existing interpersonal dynamics of the Board and to contribute to the collaborative culture among our directors. In accordance with our Corporate Governance Guidelines, individuals are considered for Board membership based on their character, judgment, integrity, gender diversity, racial/ethnic diversity, age, skills, financial literacy, independence and experience in the context of the overall needs of the Board. Nominees are also selected based on their knowledge of our industry and their experience leading or advising large companies. We require our directors to have the ability to exercise good judgment, think critically and work collegially.
The Nominating/Governance & Conflicts Committee strives to find the best possible candidates to represent the interests of NuStar and its unitholders. As part of its self-assessment process, the committee annually evaluates the mix of independent and non-independent directors, the selection and functions of the presiding lead director and whether the Board has the appropriate range of talents, expertise and backgrounds. Based on its evaluation, the Nominating/Governance & Conflicts Committee determines whether to interview a candidate and, if warranted, will recommend that one or more of its members, other members of the Board or senior management, as appropriate, interview the candidate in person or by phone. After completing this evaluation and interview process, the committee ultimately determines its list of nominees and submits it to the full Board for consideration and approval. On February 15, 2023, the committee recommended, and the full Board appointed, Suzanne Allford Wade as a new director.
Selection of Director Nominees
The Nominating/Governance & Conflicts Committee solicits recommendations for potential Board candidates from a number of sources, as it deems appropriate, including members of the Board, our officers, individuals personally known to our directors and third-party research. In addition, the committee will consider candidates recommended by unitholders. The level of consideration that the committee will give to a unitholder's recommended candidate will be commensurate with the quality and quantity of information about the candidate that the recommending unitholder makes available to the committee. The committee will consider all candidates identified through the processes described above and will evaluate each of them on the same basis.

Any recommendations by a unitholder must be submitted in writing and include the candidate’s name, qualifications for Board membership and sufficient biographical and other relevant information such that an informed judgment as to the recommended candidate's qualifications can be made. Submissions must be directed to our Corporate Secretary at the address indicated on the cover page of this proxy statement or at corporatesecretary@nustarenergy.com. To nominate a person for election as a director at an annual unitholder meeting, our partnership agreement requires unitholders to follow specific procedures—including providing timely notice—as described in this proxy statement under the caption, "Additional Information—Advance Notice Required for Unitholder Proposals and Nominations for the 2025 Annual Meeting," and providing the information specified in our partnership agreement.
Communications with the Board of Directors
Unitholders and other interested parties may communicate with the Board, the non-management directors or the independent, presiding lead director by sending a written communication addressed to "Board of Directors," "Non-Management Directors" or "Presiding Lead Director" in care of our Corporate Secretary at corporatesecretary@nustarenergy.com or the address indicated on the cover page of this proxy statement. In general, any unitholder communication will be distributed in accordance with the unitholder's instructions; however, we reserve the right not to distribute any items that are unrelated to the duties and responsibilities of the Board or materials that are abusive, threatening or otherwise inappropriate. Additional requirements for certain types of communications are stated below under the caption, "Additional Information—Advance Notice Required for Unitholder Proposals and Nominations for the 2025 Annual Meeting."

PROPOSAL NO. 1
ELECTION OF DIRECTORS
(Item 1 on the Proxy Card)
Our partnership agreement divides our Board members into three groups for purposes of election. Three Group III directors will be elected at our 2024 Annual Meeting. Upon election, the Group III directors will serve a three-year term.

✓	Our Board recommends that you vote "FOR" the nominees.
Our partnership agreement provides that the nominees for director will be elected by a plurality of the votes cast by our Unitholders. Votes "withheld" from a nominee will not count against the election of that nominee.
If any nominee is unavailable as a candidate at the time of our 2024 Annual Meeting, either the number of directors constituting the full Board will be reduced to eliminate any vacancy or the persons named as proxies will use their best judgment in voting for any available nominee. The Board has no reason to believe that the current nominees will be unable to serve.
There is no family relationship among any of our executive officers or directors, and there is no arrangement or understanding between any director or other person pursuant to which the director was or is to be selected as a director or nominee.
Nominees for Election
Mr. Barron, Mr. Burnett and Mr. Rosier are the nominees for election as Group III directors at our 2024 Annual Meeting.

Bradley C. Barron
Biographical Information:

Mr. Barron serves as our Chairman of the Board, President and Chief Executive Officer. Mr. Barron was elected Chairman of the Board in October 2022. He has served as President and Chief Executive Officer of NuStar GP, LLC since January 2014. Prior to the 2018 merger pursuant to which NuStar GP Holdings, LLC became a wholly owned subsidiary of NuStar Energy L.P., Mr. Barron also served as President, Chief Executive Officer and a director of NuStar GP Holdings, LLC. He served as Executive Vice President and General Counsel of NuStar GP, LLC and NuStar GP Holdings, LLC from 2012 until his promotion in 2014. From 2007 to 2012, he served as Senior Vice President and General Counsel of NuStar GP, LLC and NuStar GP Holdings, LLC. Mr. Barron also served as Secretary of NuStar GP, LLC and NuStar GP Holdings, LLC from 2007 to 2009. He served as Vice President, General Counsel and Secretary of NuStar GP, LLC from January 2006 until April 2007 and as Vice President, General Counsel and Secretary of NuStar GP Holdings, LLC from 2006 to 2007. He has been with NuStar GP, LLC since 2003 and, prior to that, was with Valero Energy Corporation from 2001 to 2003.

Age: 58	Qualifications:
Group III Director: Term expires 2027 (if elected)
Mr. Barron's pertinent experience, qualifications, attributes and skills include his many years of experience in the logistics and refining industries and the extensive knowledge and experience he has attained through his service as an executive officer and director of NuStar GP, LLC and NuStar GP Holdings LLC and his service on the boards of several non-profit organizations, including the Federal Reserve Bank of Dallas's San Antonio Branch, the United Way of San Antonio & Bexar County and the Greater San Antonio Chamber of Commerce.

Director Since: 2014
Committees: None (Chairman of the Board)

William B. Burnett
Biographical Information:
Mr. Burnett served as the Chief Financial Officer of Lucifer Lighting Company (Lucifer), a San Antonio, Texas-based manufacturer of architectural lighting products, from 2004 to 2007 and as a director of Lucifer from 2004 to 2009. Mr. Burnett is a CPA. In 2001, he retired as a partner with Arthur Andersen LLP after 29 years of service. Prior to the 2018 merger pursuant to which NuStar GP Holdings, LLC became a subsidiary of NuStar Energy L.P., Mr. Burnett served as a director of NuStar GP Holdings, LLC from 2006 to 2018.

Age: 74	Qualifications:
Group III Director: Term expires 2027 (if elected)	Mr. Burnett's pertinent experience, qualifications, attributes and skills include his financial literacy and expertise, and his managerial experience through his years at Arthur Andersen LLP and Lucifer, and the knowledge and experience he has attained through his service as a director of NuStar GP Holdings, LLC and NuStar GP, LLC.
Director Since: 2018
Committees: Audit

W. Grady Rosier
Biographical Information:
Mr. Rosier served as the President and Chief Executive Officer of McLane Company, Inc., a leading supply chain services company and subsidiary of Berkshire Hathaway, Inc., from 1995 to 2020, and previously served McLane Company, Inc. in various other senior management positions since 1984. Mr. Rosier also has served as a director of NVR, Inc. since 2008. He was formerly a director of Tandy Brands Accessories, Inc. from 2006 to 2011, serving as the lead director in 2009 and 2010.

Age: 75	Qualifications:
Group III Director: Term expires 2027 (if elected)	Mr. Rosier's pertinent experience, qualifications, attributes and skills include his leadership experience and knowledge attained through decades of service in senior roles for McLane Company, Inc., and his experience attained through his service on the boards of directors of NVR, Inc. and NuStar GP, LLC.
Director Since: 2013
Committees: Compensation; Nom/Gov & Conflicts (Chair)

Other Directors

J. Dan Bates
Biographical Information:
Mr. Bates served as President and Chief Executive Officer of the Southwest Research Institute, a San Antonio, Texas-based independent, non-profit research and development organization, from 1997 until October 2014 and continues to serve as a director and as President Emeritus of the Southwest Research Institute. He also currently serves as a director of Signature Science L.L.C. Mr. Bates previously served as a director of Broadway Bank and Broadway Bankshares, Inc. (from 2011 to 2020). Mr. Bates is a CPA and he served as Chairman or Vice Chairman of the board of directors of the Federal Reserve Bank of Dallas's San Antonio Branch from 2005 to 2009.

Age: 79	Qualifications:
Group I Director: Term expires 2025	Mr. Bates's pertinent experience, qualifications, attributes and skills include his financial literacy and expertise, managerial experience and background in science and technology through his years leading the Southwest Research Institute, and the knowledge and experience he has attained through his service as a director of multiple entities, including financial institutions, the San Antonio Branch of the Federal Reserve Bank of Dallas and NuStar GP, LLC.
Director Since: 2006
Committees: Audit (Chair); Compensation

Jelynne LeBlanc Burley
Biographical Information:

Ms. Burley has served as President and Chief Executive Officer of The Center for Health Care Services since 2017. From August 2013 through February 2016, Ms. Burley served as Group Executive Vice President and Chief Delivery Officer of CPS Energy. Prior thereto, she served as Executive Vice President–Corporate Support Services and Chief Administrative Officer of CPS Energy since August 2010. She served as the Acting General Manager of CPS Energy from November 2009 to July 2010 and as Senior Vice President–Chief Administrative Officer at CPS Energy from April 2008 to November 2009. Prior to her services at CPS Energy, Ms. Burley was the Deputy City Manager for the City of San Antonio from February 2006 to February 2008. Prior to the 2018 merger pursuant to which NuStar GP Holdings, LLC became a subsidiary of NuStar Energy L.P., Ms. Burley served as a director of NuStar GP Holdings, LLC from April 2013 until July 2018.

Age: 63	Qualifications:
Group II Director: Term expires 2026
Ms. Burley's pertinent experience, qualifications, attributes and skills include her leadership experience and knowledge gained through her years as an executive at The Center for Health Care Services and CPS Energy, her years of service with the City of San Antonio, and the knowledge and experience attained through her service as a director and audit committee member of several large non-profit organizations and as a director of NuStar GP Holdings, LLC and NuStar GP, LLC.

Director Since: 2018
Committees: Nom/Gov & Conflicts

Ed A. Grier
Biographical Information:
Mr. Grier has served as the Dean of the Leavey School of Business at Santa Clara University in California since July 2021. From 2010 to 2021, he served as the Dean of the Virginia Commonwealth University (VCU) School of Business. Prior to joining VCU, Mr. Grier spent approximately 29 years with the Walt Disney Company beginning in 1981, serving as the President of the Disneyland Resort from 2006 until 2010. Mr. Grier held various other senior financial and operational roles during his career with Disney. Mr. Grier has served as a director of WittKiefer (an executive search firm) since 2016 and various Morgan Stanley mutual funds since 2022. Mr. Grier is a CPA and served as an audit supervisor with Ernst & Young LLP early in his career. Mr. Grier served as a director of NVR, Inc. from 2013 to 2020, and Sonida Senior Living, Inc. from 2016 to 2021.

Age: 69	Qualifications:
Group I Director: Term expires 2025
Mr. Grier's pertinent experience, qualifications, attributes and skills include his financial literacy and his innovation and experience managing large, diverse employee populations and major capital projects in leadership positions with the Walt Disney Company, as well as the knowledge and experience he has attained through his leadership of the Leavey and VCU Schools of Business and his service as a director of multiple entities, including Sonida Senior Living, Inc.; various Morgan Stanley mutual funds; NVR, Inc.; NuStar GP, LLC; and several non-profit organizations.

Director Since: 2021
Committees: Nom/Gov & Conflicts

Dan J. Hill
Biographical Information:
Mr. Hill has over 50 years of executive experience in the energy industry. From 2001 through 2004, Mr. Hill served as a consultant to El Paso Corporation. Prior to that, he served as President and Chief Executive Officer of Coastal Refining and Marketing Company. In 1978, Mr. Hill was named as Senior Vice President of the Coastal Corporation and President of Coastal States Crude Gathering. In 1971, he began managing Coastal’s NGL business. Previously, Mr. Hill worked for Amoco and Mobil.

Age: 83	Qualifications:
Group I Director: Term expires 2025	Mr. Hill's pertinent experience, qualifications, attributes and skills include his breadth of managerial and operational experience in multiple sectors of the oil and gas industry, and the knowledge and experience he has attained through his service as a director of NuStar GP, LLC.

Director Since: 2004
Committees: Audit; Compensation (Chair); Independent Presiding Lead Director

Robert J. Munch
Biographical Information:

Mr. Munch served as General Manager and Head of Corporate & Investment Banking of Mizuho Bank, Ltd. from 2006 to 2013, and as Deputy General Manager, Origination, of Mizuho Bank, Ltd. from 2005 to 2006. Prior to his service with Mizuho Bank, Ltd., he also served in several senior management positions with Canadian Imperial Bank of Commerce and CIBC World Markets from 1980 to 2001 and Fidelity Union Bancorporation (now Wells Fargo) from 1973 to 1980.

Age: 72	Qualifications:
Group II Director: Term expires 2026
Mr. Munch's pertinent experience, qualifications, attributes and skills include his financial literacy and expertise and the strength of his managerial and investment banking experience attained through his years of service in key roles with multiple financial institutions, as well as the knowledge and experience he has attained through his service as a director of NuStar GP, LLC.

Director Since: 2016
Committees: Audit

Martin Salinas, Jr.
Biographical Information:
Mr. Salinas served as Chief Executive Officer of Phase 4 Energy Partners from October 2015 to December 2017 and as Chief Financial Officer of Energy Transfer Partners, L.P. from June 2008 through April 2015. He joined Energy Transfer Partners, L.P. in 2004 and served as Controller and Vice President of Finance until being appointed as Chief Financial Officer in 2008. In addition to serving as Chief Financial Officer for Energy Transfer Partners, L.P., Mr. Salinas also served as Chief Financial Officer of Sunoco Logistics, L.P. and a member of the Board of Directors from October 2012 to April 2015, and as a member of the Board of Directors for Sunoco Partners, L.P. from March 2014 until April 2015. Prior to joining Energy Transfer Partners, L.P., Mr. Salinas worked at KPMG LLP serving audit clients primarily in the oil and gas industry. Mr. Salinas has served as a director of Green Plains Inc. since August 2021. Previously, he served as a director of Green Plains Partners LP (from 2018 to 2021) and Noble Midstream Partners LP (from 2016 until 2021).

Age: 52	Qualifications:
Group II Director: Term expires 2026	Mr. Salinas's pertinent experience, qualifications, attributes and skills include his extensive industry experience and financial literacy and expertise, and the knowledge and experience he has attained through his service as a director of multiple entities, including Sunoco Logistics, L.P.; Sunoco Partners, L.P.; Green Plains Inc.; Green Plains Partners LP; Noble Midstream Partners LP and NuStar GP, LLC.
Director Since: 2021
Committees: Audit

Suzanne Allford Wade
Biographical Information:
Ms. Wade is a retired executive with extensive experience in marketing, retail operations, human capital and branding. She retired from H-E-B, Inc. in 2020 where she had served as President of the San Antonio Food/Drug Division, which encompassed over 200 stores and more than 50,000 employees. During her 22-year career with H-E-B, Ms. Wade also served as Senior Vice President-Human Resources and Group Vice President for sales, advertising and the H-E-B Own Brand. She also served on the board of directors of H-E-B Grocery Co. LP. Prior to service with H-E-B, Ms. Wade’s career included 11 years at Wal-Mart Stores, Inc., where she served as a Senior Vice President overseeing human resources, membership marketing and administration. Ms. Wade also served on the board of directors of NatureSweet LTD until August 2023.

Age: 69	Qualifications:
Group II Director: Term expires 2026	Ms. Wade's pertinent experience, qualifications, attributes and skills include her extensive business acumen and experience in senior leadership at two of the country’s largest retailers, and the knowledge and experience she has attained through earning an MBA from the University of Oklahoma and completion of the Advanced Management Program at the Harvard Business School, as well as her service as a director of several large non-profit organizations, including the San Antonio Area Foundation.
Director Since: 2023
Committees: Compensation
For information regarding our directors' compensation, ownership of units and other arrangements, see "Director Compensation" and "Security Ownership—Security Ownership of Management and Directors."

INFORMATION ABOUT OUR EXECUTIVE OFFICERS
We do not have officers. The officers of NuStar GP, LLC, the general partner of our general partner, perform all of our management functions. Our officers are appointed annually by the Board. There is no arrangement or understanding between any officer or any other person pursuant to which the officer was or is selected as an officer. In this proxy statement, we refer to the officers of NuStar GP, LLC as our officers. The table below provides certain information about our executive officers as of February 29, 2024.

Name	Age	Positions Held
Bradley C. Barron	58	Chairman of the Board, President and Chief Executive Officer
Mary Rose Brown	67	Executive Vice President and Chief Administrative Officer
Daniel S. Oliver	57	Executive Vice President–Business Development and Engineering
Amy L. Perry	55	Executive Vice President–Strategic Development and General Counsel
Thomas R. Shoaf	65	Executive Vice President and Chief Financial Officer
Jorge A. del Alamo	54	Senior Vice President–Chief Information Officer and Controller

Bradley C. Barron

Biographical Information:
Mr. Barron serves as Chairman of the Board of Directors, as well as President and Chief Executive Officer. His biographical information is provided in this proxy statement under the caption, "Proposal No. 1 Election of Directors—Nominees for Election."

Mary Rose Brown
Biographical Information:

Ms. Brown has served as Executive Vice President and Chief Administrative Officer of NuStar GP, LLC since April 2013. Prior to the 2018 merger pursuant to which NuStar GP Holdings, LLC became a wholly owned subsidiary of NuStar Energy L.P., Ms. Brown also served as Executive Vice President and Chief Administrative Officer of NuStar GP Holdings, LLC since April 2013. She served as Executive Vice President–Administration of NuStar GP, LLC and NuStar GP Holdings, LLC from February 2012 until her promotion in April 2013. Ms. Brown served as Senior Vice President–Administration of NuStar GP, LLC from April 2008 through February 2012. She served as Senior Vice President–Corporate Communications of NuStar GP, LLC from April 2007 through April 2008. Prior to her service with NuStar GP, LLC, Ms. Brown served as Senior Vice President–Corporate Communications for Valero Energy Corporation from 1997 to 2007.

Daniel S. Oliver
Biographical Information:

Mr. Oliver has served as Executive Vice President–Business Development and Engineering of NuStar GP, LLC since January 2020. Prior thereto, he served as Senior Vice President–Marketing and Business Development of NuStar GP, LLC since 2014. Prior to the 2018 merger pursuant to which NuStar GP Holdings, LLC became a wholly owned subsidiary of NuStar Energy L.P., Mr. Oliver also served as Senior Vice President–Marketing and Business Development of NuStar GP Holdings, LLC since 2014. Prior thereto, he served as Senior Vice President–Business and Corporate Development of NuStar GP, LLC and NuStar GP Holdings, LLC since 2011. He served as Senior Vice President–Marketing and Business Development of NuStar GP, LLC and NuStar GP Holdings, LLC from 2010 to 2011, and as Vice President–Marketing and Business Development of NuStar GP, LLC from 2008 to 2010 and of NuStar GP Holdings, LLC from 2009 to 2010. Prior to that, Mr. Oliver served as Vice President for NuStar Marketing LLC. Previously, Mr. Oliver served as Vice President–Product Supply & Distribution for Valero Energy Corporation from 1997 to 2007.

Amy L. Perry
Biographical Information:
Ms. Perry has served as Executive Vice President–Strategic Development and General Counsel of NuStar GP, LLC since July 2019. She also served as Corporate Secretary of NuStar GP, LLC from July 2019 to February 2020. From July 2018 to July 2019, she served as Executive Vice President–Mergers & Acquisitions, Strategic Direction and Investor Relations and Corporate Secretary of NuStar GP, LLC. She served as Senior Vice President, General Counsel–Corporate & Commercial Law and Corporate Secretary of NuStar GP, LLC from 2014 until her promotion in 2018. Prior to the 2018 merger pursuant to which NuStar GP Holdings, LLC became a wholly owned subsidiary of NuStar Energy L.P., Ms. Perry also served as Senior Vice President, General Counsel–Corporate & Commercial Law and Corporate Secretary of NuStar GP Holdings, LLC since 2014. She served as Vice President, Assistant General Counsel and Corporate Secretary of NuStar GP, LLC and as Corporate Secretary of NuStar GP Holdings, LLC from 2010 until her promotion in 2014. From 2005 to 2010, she served as Assistant General Counsel and Assistant Secretary of NuStar GP, LLC and, from 2006 to 2010, Assistant Secretary of NuStar GP Holdings, LLC. Prior to her service at NuStar GP, LLC, Ms. Perry served as Counsel for Valero Energy Corporation.

Thomas R. Shoaf
Biographical Information:

Mr. Shoaf has served as Executive Vice President and Chief Financial Officer of NuStar GP, LLC since January 2014. Prior to the merger pursuant to which NuStar GP Holdings, LLC became a wholly owned subsidiary of NuStar Energy L.P., Mr. Shoaf also served as Executive Vice President and Chief Financial Officer of NuStar GP Holdings, LLC since January 2014. He served as Senior Vice President and Controller of NuStar GP, LLC and NuStar GP Holdings, LLC from 2012 until his promotion in 2014. Mr. Shoaf served as Vice President and Controller of NuStar GP, LLC from 2005 to 2012 and Vice President and Controller of NuStar GP Holdings, LLC from 2006 until 2012. He served as Vice President–Structured Finance for a subsidiary of Valero Energy Corporation, from 2001 until joining NuStar GP, LLC.

Jorge A. del Alamo
Biographical Information:

Mr. del Alamo has served as Senior Vice President–Chief Information Officer and Controller of NuStar GP, LLC since August 2023. Prior thereto, Mr. del Alamo served as Senior Vice President and Controller of NuStar GP, LLC since July 2014. Prior to the 2018 merger pursuant to which NuStar GP Holdings, LLC became a wholly owned subsidiary of NuStar Energy L.P., Mr. del Alamo also served as Senior Vice President and Controller of NuStar GP Holdings, LLC since July 2014. Prior thereto, he served as Vice President and Controller of NuStar GP, LLC and NuStar GP Holdings, LLC since January 2014. He served as Vice President and Assistant Controller of NuStar GP, LLC from 2010 until his promotion in 2014. From 2008 to 2010, he served as Assistant Controller of NuStar GP, LLC. Prior to his service at NuStar GP, LLC, Mr. del Alamo served as Director-Sarbanes Oxley Compliance for Valero Energy Corporation.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on the Compensation Committee's review and discussion and such other matters it deemed relevant and appropriate, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2023.
    Members of the Compensation Committee for 2023:

Dan J. Hill (Chair)
J. Dan Bates
W. Grady Rosier
Suzanne Allford Wade

The Compensation Committee Report is not "soliciting material," is not deemed filed with the SEC and is not to be incorporated by reference into any of NuStar Energy's filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date of this proxy statement and irrespective of any general incorporation language therein.
COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes our executive compensation philosophy, summarizes our executive compensation programs and discusses compensation decisions for our named executive officers (NEOs). Our NEOs for 2023 are:
•Bradley C. Barron, Chairman of the Board, President and Chief Executive Officer;
•Thomas R. Shoaf, Executive Vice President and Chief Financial Officer;
•Mary Rose Brown, Executive Vice President and Chief Administrative Officer;
•Amy L. Perry, Executive Vice President–Strategic Development and General Counsel; and
•Daniel S. Oliver, Executive Vice President–Business Development and Engineering.
Executive Compensation Philosophy
Our executive compensation philosophy is based on the belief that a significant portion of executive compensation should be incentive-based and determined by the performance of both NuStar Energy and the executive. Our executive compensation programs are designed to accomplish the following long-term objectives:
•increase value to unitholders while practicing good corporate governance;
•support our business strategy by clearly communicating what is expected of executives with respect to goals and results;
•align incentive compensation with NuStar Energy's short- and long-term performance results;
•provide market-competitive compensation and benefits to recruit, retain and motivate the executive talent necessary to produce sustainable growth for our unitholders; and
•provide the Compensation Committee with the flexibility to respond to the changing environments in which NuStar Energy operates.
2023 Performance
We are proud of our 2023 performance. We are particularly proud of our record of responsible operations and the resilience and strength of our business. We continued to maintain safe operations and a safe work environment while managing our operations with fiscal discipline.
We achieved our strong results while maintaining our strong focus on safety. Our 2023 total recordable incident rate (TRIR) was better than the average most recently reported by U.S. Bureau of Labor Statistics (BLS) for the bulk terminals industry and was in line with the pipeline transportation industry average. Our 2023 days away, restricted or transferred (DART) rate was also better than the average most recently reported by BLS for the bulk terminals industry and was also in line with the pipeline transportation industry average. We participate in the Occupational Safety and Health Administration’s (OSHA) Voluntary Protection Program (VPP), which promotes effective worksite health and safety. As of December 31, 2023, 92% of our eligible

U.S. terminals have attained VPP Star status. We have also received the International Liquids Terminals Association’s (ILTA) Safety Excellence Award 13 times.
Building upon our ESG initiatives, in 2023 we published an update to our Sustainability Report, which includes, among other topics, our Scope 1 and Scope 2 greenhouse gas emissions. Our Sustainability Report can be viewed at https://sustainability.nustarenergy.com.
Our Sustainability Report is not part of this proxy statement, is not "soliciting material," is not deemed filed with the SEC and is not to be incorporated by reference into any of NuStar Energy’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date of this proxy statement and irrespective of any general incorporation language therein. References to our website URLs are intended to be inactive textual references only.
We believe that our executive compensation programs have been effective in supporting our business strategy by focusing on improving our key financial metrics and financial discipline while maintaining safe, responsible operations and continuing to focus on ESG excellence.
Executive Compensation Programs
Overview
Compensation for our executive officers, including our NEOs, primarily consists of (i) base salary, (ii) an annual incentive bonus and (iii) long-term, equity-based incentives, which we refer to collectively as "Total Direct Compensation." We also offer (i) group medical and other insurance benefits to provide our employees (including our NEOs) affordable coverage at group rates, (ii) pension benefits that reward continued service and (iii) a thrift plan that provides a tax-advantaged savings opportunity. Our NEOs participate in the same group benefit programs available to all of our employees in the United States (other than as may be required by collective bargaining agreements), and the annual incentive bonus is awarded to our NEOs in accordance with the same bonus plan and performance measures that we use for our other employees. Our NEOs do not have employment or severance agreements other than the change of control severance agreements described in this proxy statement under "Potential Payments upon Termination or Change of Control."
Administration
Our executive compensation programs are administered by our Board's Compensation Committee. The Compensation Committee is composed of independent directors who are not participants in our executive compensation programs. Policies adopted by the Compensation Committee are implemented by our Human Resources Department.
In the Compensation Committee's design of our compensation program, the committee considers market trends, the practices of identified competitors and alignment of the compensation program with NuStar Energy's strategy. For our NEOs, the Compensation Committee:
•establishes and approves target compensation levels;
•approves company performance measures and goals;
•determines the mix between cash and equity compensation, short- and long-term incentives and benefits;
•verifies the achievement of previously established performance goals; and
•approves the resulting cash and equity awards.

When making compensation decisions for our NEOs, the Compensation Committee takes into account a number of factors, including:
•the competitive market for talent;
•compensation paid at peer companies;
•industry-wide trends;
•company performance;
•the particular officer's role, responsibilities, experience and performance; and
•incentive and retention.
As described below under "Process and Timing of Compensation Decisions," the Compensation Committee also considers other equitable factors such as the role, contribution and performance of an individual relative to his or her peers at NuStar. The Compensation Committee does not assign specific weights to these factors, but rather makes a subjective judgment taking all of these factors into account.
Relative Size of Primary Elements of Compensation
In setting compensation, the Compensation Committee considers the aggregate amount of compensation payable and the form of the compensation. The Compensation Committee seeks to achieve an appropriate balance between salary, rewards earned for the achievement of company and individual objectives, and long-term incentives that align the interests of our NEOs with those of our unitholders. The size of each element is based on competitive market practices, as well as company and individual performance.
In keeping with our pay-for-performance philosophy, approximately 87.5% of the target Total Direct Compensation of our CEO and, on average, approximately 77.0% of the target Total Direct Compensation of our other NEOs is "at-risk" incentive compensation (short- and long-term incentives). The level of at-risk incentive compensation typically increases in relation to an NEO's responsibilities, with the level of incentive compensation for more senior executive officers being a greater percentage of Total Direct Compensation than for less-senior executives. The Compensation Committee believes that tying a significant portion of an NEO's incentive compensation to NuStar Energy's performance more closely aligns our executives' interests with those of our unitholders.
Because we place such a large percentage of our Total Direct Compensation at risk in the form of variable pay (i.e., short- and long-term incentives), the Compensation Committee does not adjust the amount of current compensation based upon realized gains or losses from prior year incentive awards.
Consideration of Prior Say-on-Pay Vote
In April 2022, we held a unitholder advisory vote (say on pay) on the compensation of our NEOs. Approximately 91% of the votes cast approved the compensation of our NEOs disclosed in our 2022 proxy statement. We have not significantly changed the general structure of our executive compensation program and policies since that time. However, our Compensation Committee annually reviews the design of our programs to ensure continued alignment with unitholder interests and evolving market practices and governance standards. As approved by our unitholders in April 2019, we currently hold our say-on-pay advisory vote once every three years. Our next say-on-pay advisory vote is scheduled to occur at our 2025 Annual Meeting (in the event the 2025 Annual Meeting is held).
Independent Compensation Consultant
The Compensation Committee has the authority to select, engage and retain an independent compensation consultant to provide independent guidance and advice. For 2023 compensation matters, the Compensation Committee retained Meridian Compensation Partners, LLC (Meridian) as its independent compensation consultant for expertise, advice and guidance with respect to compensation for senior executives and non-employee directors. Meridian did not provide other services to NuStar Energy or its affiliates in 2023. Meridian has served as the Compensation Committee's independent consultant since 2021.

In its role as advisor to the Compensation Committee, Meridian was retained directly by the Compensation Committee. The Compensation Committee determined that there are no conflicts of interest between us, the Compensation Committee and Meridian because: Meridian does not provide other services to NuStar Energy; Meridian has policies in place to prevent a conflict of interest; and there is no business or personal relationship between the individual consultants supporting the Compensation Committee and any of NuStar Energy's officers or directors.
Selection of Compensation Comparative Data
To establish compensation for our NEOs, the Compensation Committee consults with the independent compensation consultant and management and considers compensation provided by peer companies. In connection with Meridian's 2023 engagement with the Compensation Committee, Meridian conducted a comprehensive review of our executive compensation program and pay levels compared to certain peer companies. Meridian collected data from two primary data sources: general compensation survey data and public company data. The survey data included a combination of midstream and general industry data for specific executive positions reported in published executive compensation surveys. For the public company data, Meridian collected data from publicly filed proxy statements and annual reports of a group of core direct competitors primarily in the midstream sector (the Core Group) and a broader group of oil and gas companies—including size-appropriate upstream and downstream comparators (the Expanded Group)—to provide a balanced perspective. We refer to the survey data, together with the public company data (primarily for the Core Group), as the "Compensation Comparative Data."
Core Group (name and ticker):
•Crestwood Equity Partners LP (CEQP)
•Delek US Holdings, Inc. (DK)
•Energy Transfer LP (ET)
•EnLink Midstream, LLC (ENLC)
•Enterprise Products Partners L.P. (EPD)
•Equitrans Midstream Corporation (ETRN)
•Genesis Energy, L.P. (GEL)
•Magellan Midstream Partners, L.P. (MMP)
•MPLX LP (MPLX)
•ONEOK, Inc. (OKE)
•Plains All American Pipeline, L.P. (PAA)
•Targa Resources Corp. (TRGP)
•USA Compression Partners, LP (USAC)
•Western Midstream Partners, LP (WES)

Expanded Group (name and ticker):
•Antero Resources Corporation (AR)
•Callon Petroleum Company (CPE)
•CVR Energy, Inc. (CVI)
•DT Midstream, Inc. (DTM)
•HF Sinclair Corporation (DINO)
•Matador Resources Company (MTDR)
•PBF Energy Inc. (PBF)
•PDC Energy, Inc. (PDCE)
•Permian Resources Corporation (PR)
•SM Energy Company (SM)
Process and Timing of Compensation Decisions
The Compensation Committee annually reviews and approves any revisions to each NEO's Total Direct Compensation, including base salary and the target levels of annual incentive and long-term incentive compensation. Our CEO makes compensation recommendations to the Compensation Committee for our other NEOs. The recommendations for the CEO's compensation are made by the Chair of the Compensation Committee. In making these annual recommendations, the Chair of the Compensation Committee (in the case of our CEO's compensation) and our CEO (in the case of our other NEOs' compensation): (i) consult with our Human Resources Department and with the independent compensation consultant, (ii) consider the Compensation Comparative Data and (iii) evaluate the individual performance of the NEO and his or her contributions to NuStar Energy, as they deem appropriate.

The recommendations are then reviewed by the Compensation Committee, which may accept the recommendations or adjust the recommended compensation based on the Compensation Committee's assessment of the individual's performance and contributions to NuStar Energy. In addition to an assessment of individual performance, the committee's reviews may include: (i) comparisons with competitive market data provided by the independent compensation consultant, (ii) evaluations of the Total Direct Compensation of the NEOs from an internal equity perspective and (iii) reviews of the compensation history of each NEO, as well as other matters considered relevant by the Compensation Committee. Based on these reviews and evaluations, the Compensation Committee establishes annual salary rates for each NEO and sets target levels of annual incentive and long-term incentive compensation.
The Compensation Committee and senior management monitor our equity grant practices to evaluate whether such policies comply with governing regulations and are consistent with good corporate practices. When making regular restricted unit grants, the Compensation Committee’s practice is to approve them at its meeting in October of each year, with the grants effective November 16th. Annual merit increases to base salary are generally considered and approved by the Compensation Committee in July.
In 2023, salary rates and annual incentive bonus targets for our NEOs were established and approved by the Compensation Committee in July, with additional salary adjustments for Ms. Perry and Mr. Oliver made in October. Long-term incentive targets for our NEOs were reviewed by the Compensation Committee in July and finally established in October. The Compensation Committee may also review salaries or grant long-term incentive awards at other times during the year for new appointments, promotions or other changes in circumstances.
An assessment of an individual NEO's performance may include both objective and subjective criteria. The criteria used to measure an individual's performance may include quantitative criteria (e.g., execution of projects within budget, improving an operating unit's profitability, timely completion of an acquisition or divestiture or response to unanticipated events), as well as qualitative factors, such as the NEO's ability to lead, communicate and successfully adhere to NuStar Energy's core values (i.e., environmental and workplace safety, integrity, work commitment, effective communication and teamwork). There are no predetermined, specific weights given to any of the various individual performance elements.
The Compensation Committee also uses its evaluation of individual performance to supplement the compensation criteria established by the Compensation Committee and potentially adjust an NEO's recommended compensation. For example, although an individual's indicated bonus may be calculated to be $100,000 based on NuStar Energy's performance against established metrics, the Compensation Committee may use its discretion to reduce or increase the bonus amount based on evaluation of the individual's performance.

Elements of Executive Compensation
Primary Elements of Executive Compensation
Compensation for our NEOs primarily consists of the elements presented below, which we refer to as Total Direct Compensation. We focus the alignment of our executive compensation programs with our performance—as measured by certain core performance measures. We chose these performance measures to coordinate with our business strategy and to appropriately balance our short- and long-term goals. The chart below shows the alignment between our business strategy and the Total Direct Compensation of our NEOs.

Element	Type	Form	2023 Performance Measure (% Weight)(1)	Purpose/Alignment with Strategy and Objectives
Base Salary	Fixed	Cash	n/a	• Foundation of compensation program • Provides a fixed level of competitive pay • Reflects individual's primary duties and responsibilities • Foundation for incentive opportunities and benefit levels

Annual Incentive Bonus	At-risk	Cash or Units	• Adjusted EBITDA (40%) • Adjusted DCF (35%) • HSE/ESG performance (15%) • Adjusted operating and general and administrative expense (10%)
• Focus on improving key financial metrics and exercising financial discipline while executing capital projects and maintaining safe, reliable operations
• Since 2021, we have expanded our bonus metrics to more broadly reflect our focus on ESG performance, in addition to our traditional HSE and financial performance measures

Long-Term Incentive Compensation	At-risk	• Restricted Units • Performance Awards	• Restricted Units: unit price appreciation • Performance Awards: total unitholder return (TUR) (50%) and adjusted distribution coverage ratio (DCR) (50%)
• Time-vesting awards focus on retention and increased ownership levels
• Performance-vesting awards focus on attainment of an annual absolute performance measure (DCR) and a multi-year relative performance measure (TUR)
• Both awards directly tie financial reward opportunities with reward to unitholders as measured by long-term unit price performance and payment of distributions

(1)    Adjusted EBITDA, Adjusted DCF, Adjusted operating and general and administrative expense and Adjusted DCR are non-GAAP financial measures. See "Bonus Awards" and "Long-Term Incentive Awards—Performance Awards" below for a description of these non-GAAP financial measures.
Base Salaries
Base salary forms the foundation of an officer's Total Direct Compensation. The competitiveness of the base salary for each NEO position is determined by an evaluation of the Compensation Comparative Data. Base salaries may be adjusted to reach a reasonably competitive level or to reflect promotions, additional responsibilities, individual performance, the performance of NuStar Energy or other internal pay equity considerations.
The Compensation Committee recently considered, among other factors, the average base salary increase anticipated by nationwide compensation surveys, anticipated increases by other local companies, as well as the performance of the NEOs. After consideration of (i) the foregoing factors, and (ii) the recommendations of the Chair of the Compensation Committee (in the case of the CEO's base salary) and the CEO (in the case of the base salaries for each other NEO), the Compensation Committee increased the base salaries of each of our NEOs in 2023 to remain competitive.

Increases to base salary for our NEOs in 2023 were as follows:

Name	Base Salary at December 31, 2022 ($)	Increase ($)	Base Salary at December 31, 2023 ($)
Barron	855,000	45,000	900,000
Shoaf	489,600	19,600	509,200
Brown	463,700	18,600	482,300
Perry	422,400	57,600	480,000
Oliver	417,100	62,900	480,000
Bonus Awards
Our NEOs participate in the same annual incentive program in which all of our employees participate (the Annual Bonus Plan). Our annual incentive bonuses historically have been based on the following factors:
•the individual's position, which is used to determine a targeted percentage of annual base salary that may be awarded as incentive bonus. Generally, the target amount for the NEOs is set by the Compensation Committee following the analysis of market practices reflected in the Compensation Comparative Data with reference to the median bonus target available to comparable executives;
•NuStar Energy's attainment of specific performance goals, which are established annually by the Compensation Committee; and
•a discretionary evaluation by the Compensation Committee of both NuStar Energy's performance and the individual performance of each NEO.
In its discretion, the Compensation Committee may also award special bonuses from time to time, paid in cash or in units. The Compensation Committee did not award any special bonuses to our NEOs in 2023.
Determination of Annual Incentive Target Opportunities
Following the compensation consultant's analysis of our executive compensation program in 2023, the Compensation Committee set the annual incentive bonus targets for our NEOs to the targets stated below. The following table shows each NEO's annual incentive bonus target as of December 31, 2023 (expressed as a percent of base salary paid).

Name	Annual Incentive Bonus Target (% of base salary paid)
Barron	125
Shoaf	85
Brown	85
Perry	85
Oliver	85
Each NEO has an annual incentive opportunity based on his or her annual incentive target (as a percentage of his or her salary). The target amount of bonus is awarded for NuStar Energy's achievement of a 100% score on its performance metrics under the Annual Bonus Plan. For example, in a year with a 100% score on NuStar Energy's performance metrics, an NEO with a base salary of $200,000 and a target annual incentive opportunity equal to 85% of base salary would be eligible to receive a bonus of $170,000 ($200,000 x 85% = $170,000 x 100% = $170,000).
After the end of the fiscal year, once the performance metrics have been measured, the Compensation Committee may exercise its discretion in further evaluating NuStar Energy's performance. In exercising its discretion, the Compensation Committee may consider such relevant performance factors as growth, attainment of strategic objectives, acquisitions and divestitures, safety and environmental compliance, as well as other factors that it may deem relevant. This discretionary judgment may result in an increase or decrease to the aggregate earned award applicable to all employees that is based upon the attainment of NuStar Energy's annual performance goals.

The CEO develops annual incentive bonus recommendations for the other NEOs based upon the methodology described above. In addition, both the CEO and the Compensation Committee may make adjustments to the recommended bonus amounts for those other NEOs based upon an assessment of an individual's performance and contributions to NuStar Energy. The CEO and the Compensation Committee also review and discuss each bonus for the other NEOs, considering such factors as teamwork, leadership, individual accomplishments and initiative, and may adjust the bonus awarded to reflect these factors.
The bonus target for the CEO is decided solely by the Compensation Committee. The Chairman of the Compensation Committee recommends the annual incentive bonus amount for the CEO based on NuStar Energy's performance and assessment of the CEO's performance, and the Compensation Committee may make discretionary adjustments to the calculated level of bonus for the CEO based upon its independent evaluation of the CEO's performance and contributions.
Company Performance Objectives
The Compensation Committee approved the performance measures and weightings set forth below for purposes of the 2023 annual incentive bonus for all employees, including our NEOs. The Compensation Committee determined that these performance measures would continue to focus all employees, including our NEOs, on improving NuStar Energy's key financial metrics while maintaining an emphasis on overall HSE and ESG performance.

Performance Measure	Weighting (%)
Adjusted EBITDA compared to budget	40
Adjusted DCF compared to budget	35
HSE/ESG performance	15
Adjusted operating and general and administrative expense compared to budget	10
Total	100
For the 2023 annual incentive bonus, the Compensation Committee approved the performance targets set forth below. For the three financial performance measures, performance is compared to NuStar Energy's 2023 budget, adjusted as described below for each metric. The level of performance achieved against the HSE/ESG performance measure is determined after the end of 2023 following the Compensation Committee's review of NuStar Energy's HSE and ESG performance.

Adjusted EBITDA Compared to Budget (%)	Percentage Earned (%)
90	50
100	100
105	150
107	200

Adjusted DCF Compared to Budget (%)	Percentage Earned (%)
90	50
100	100
105	150
107	200

Adjusted Operating and General and Administrative Expense Compared to Budget (%)	Percentage Earned (%)
93	200
95	150
100	100
110	50

Adjusted EBITDA, Adjusted DCF and Adjusted operating and general and administrative expense are non-GAAP financial measures of performance derived from our financial statements.
To determine 2023 Adjusted EBITDA, we first calculated earnings before interest, taxes and depreciation and amortization (EBITDA) by adjusting our net income for interest expense, income tax expense and depreciation and amortization expense. We then made adjustments to EBITDA primarily for the effect of (1) certain compensation expenses, (2) disposed operations (in 2023, the corporate headquarters), (3) certain other non-cash items and (4) net reimbursables to arrive at Adjusted EBITDA.
Adjusted distributable cash flow (DCF) for 2023 was determined by adjusting our net income for non-cash items, including depreciation and amortization expense, unrealized gains and losses arising from certain derivative contracts, and the gain from the disposition of our corporate headquarters. We then made additional adjustments, primarily consisting of (1) subtracting the amount of reliability capital expenditures, (2) adding certain compensation expenses, (3) adding or subtracting, as applicable, certain cash receipts and disbursements not included in net income, (4) subtracting the distributions and other costs related to our preferred units, (5) adjusting for net reimbursables, (6) adjusting for the premium paid on the redemption of preferred equity, and (7) adjusting for insurance proceeds, to arrive at Adjusted DCF.
Adjusted operating and general and administrative expense for 2023 was calculated by making adjustments to operating and general and administrative expense related to (1) certain compensation expenses, (2) certain other non-cash items, including non-cash impairment charges, (3) certain expenses for which we receive full reimbursement, and (4) the effect of disposed operations.
Determination of 2023 Annual Incentive Bonus Awards
For the 2023 annual incentive bonus determination, on January 19, 2024, the Compensation Committee determined that NuStar Energy attained the performance levels set forth in the table below.

Performance Measure	Budget ($ in thousands)	Achieved ($ in thousands)	Actual Performance Compared to Budget (%)	Percentage Earned (%)	Weight (%)	Weighted Percentage Earned (Percentage Earned x Weight) (%)
Adjusted EBITDA	763,233	774,489	101	115	40	46
Adjusted DCF	353,300	381,606	108	200	35	70
HSE/ESG Performance	n/a	n/a	n/a	100	15	15
Adjusted operating and general & admin expense	430,768	425,436	99	112	10	11
total						142
To determine the percentage earned with respect to the HSE and ESG performance measure, the Compensation Committee considered our strong achievements in 2023 in the areas of safety, environmental performance, cybersecurity, ethics and compliance, community support and employee engagement, and diversity, equity and inclusion.

At its January 19, 2024 meeting, the Compensation Committee approved 2023 annual incentive bonus awards for our employees and NEOs at 142% of target, payable in cash. The dollar amounts for our NEOs are set forth in the table below.

Name	Annual Incentive Bonus for 2023 ($)
Barron	1,555,965
Shoaf	602,776
Brown	570,911
Perry	528,223
Oliver	522,812

Long-Term Incentive Awards
We provide unit-based, long-term incentive compensation to employees, including our NEOs, and to non-employee directors through our 2019 LTIP, which was last amended and restated and approved by our unitholders at our annual meeting in 2023. The 2019 LTIP provides for NuStar Energy common unit awards and common unit-based awards, including unit options, phantom or restricted units and performance awards. Long-term incentive awards vest over a period determined by the Compensation Committee, with performance awards vesting upon the achievement of performance goals.
Under the design of our long-term incentive awards, a target long-term incentive award opportunity expressed as a percentage of base salary is established for each participant, including each NEO. This percentage reflects the fair value of the awards to be granted.
Following the compensation consultant's review of our executive compensation program and pay levels during 2023, the Compensation Committee set the long-term incentive targets for our NEOs at the percentages stated below. The following table presents each NEO's long-term incentive target as of December 31, 2023 (expressed as a percent of base salary).

Name	Long-Term Incentive Target (% of base salary)
Barron	575
Shoaf	250
Brown	250
Perry	250
Oliver	250
The Compensation Committee has allocated a percentage of long-term incentive award value to performance-based awards and a percentage to awards that focus on retention and increasing ownership levels of executive officers (including our NEOs). The target levels of long-term incentive award value in 2023 were allocated in the following manner:
•35% performance awards; and
•65% restricted units.
The Compensation Committee reviews and approves long-term incentive grants for each of the NEOs. The CEO develops individual grant recommendations for the other NEOs based upon the methodology described above. Both the CEO and the Compensation Committee may make adjustments to the recommended grants for such other NEOs based upon an assessment of an individual's performance and contributions to NuStar Energy. Grants to the CEO are decided solely by the Compensation Committee following the methodology described above. Recommendations for grants to the CEO are made by the Chair of the Compensation Committee. The Compensation Committee may make discretionary adjustments to the calculated level of long-term incentives for the CEO based upon the Committee's independent evaluation of the CEO's performance and contributions.
Performance Awards
Form of Performance Awards. The Compensation Committee may grant performance awards in the form of performance units or performance cash awards. Consistent with prior years, performance awards in 2023 represented approximately 35% of each NEO's total long-term incentive target. The value of each performance award is determined by multiplying the NEO's annual base salary rate by the NEO's long-term incentive target percentage, and then multiplying that product by 35%. For performance unit awards, that product is then divided by the assumed value of an individual unit, which is the product of (x) the average closing price of the common units for the first 10 business days of the four-week period before the committee meeting at which the awards are to be approved and (y) a factor reflecting the risk that the award might be forfeited.
Beginning in 2020, the Compensation Committee has granted performance awards in the form of performance cash awards to conserve units available for other awards under the 2019 LTIP. Although performance cash awards are denominated in U.S. dollars at the time of grant, the Compensation Committee retains the flexibility to decide at the time of vesting whether to deliver the value covered by the performance cash awards in the form of cash, common units or a combination thereof. Performance cash awards that vested with respect to 2023 performance periods were settled in January 2024 in cash.

In April 2023, the Compensation Committee awarded performance cash awards at the target values set forth below for our NEOs pursuant to the 2019 LTIP:

Name	Performance Cash Awards ($)
Barron	1,645,875
Shoaf	342,720
Brown	324,590
Perry	295,680
Oliver	291,970
Performance awards may be earned (vest) upon NuStar Energy's achievement of the performance measures established by the Compensation Committee for the applicable performance period. The Compensation Committee believes this type of incentive award strengthens the tie between our performance and each NEO's pay.
Performance Measures. The Compensation Committee determined that all performance awards eligible to vest with respect to 2023 performance, including with respect to the 2023 performance periods under prior performance awards, would vest based on two objective performance measures: (i) NuStar Energy's total unitholder return (TUR) as compared with the TUR of the other companies in the Performance Award Peer Group set forth below and (ii) NuStar Energy's adjusted distribution coverage ratio (DCR) performance, weighted as set forth below. The Compensation Committee retained the same two objective performance measures and weightings as used for the 2022 and 2021 performance awards.

Performance Measure	Weighting (%)
TUR	50
DCR	50
Total	100
The Compensation Committee believes that the combination of these two equally weighted, objective performance measures (TUR and DCR) focuses our NEOs on both NuStar Energy's longer-term performance relative to its peer companies, as well as NuStar Energy's absolute performance against a key financial goal. The Compensation Committee determined that the 2023 TUR performance period would be from January 1, 2021 through December 31, 2023, while the 2023 adjusted DCR performance period would be the 2023 calendar year to tie more directly to NuStar Energy's financial performance for 2023.
After the end of the performance period, the TUR for NuStar Energy and each company in the Performance Award Peer Group is determined based on its total return to its unitholders or shareholders, based upon the growth in its unit or share price, as well as its cash distributions to its holders, during the performance period, and performance is ranked by quartile. The following Performance Award Peer Group was approved by the Compensation Committee in 2023. All of the companies in the Performance Award Peer Group were also included in the Core Group used by the compensation consultant for its analysis of our executive compensation program.
Performance Award Peer Group (name and ticker):
•Crestwood Equity Partners LP (CEQP)
•DCP Midstream, LP (DCP)
•Energy Transfer LP (ET)
•EnLink Midstream, LLC (ENLC)
•Enterprise Products Partners L.P. (EPD)
•Genesis Energy, L.P. (GEL)
•Magellan Midstream Partners, L.P. (MMP)
•MPLX LP (MPLX)
•ONEOK, Inc. (OKE)
•Plains All American Pipeline, L.P. (PAA)
•Targa Resources Corp. (TRGP)

To determine the performance level achieved against each performance measure for the 2023 performance periods, the Compensation Committee approved the following benchmarks:

NuStar Energy's TUR Position	TUR Vesting Percentage (%)
4th Quartile	0
3rd Quartile	50
2nd Quartile	100
1st Quartile	150
If NuStar Energy's TUR is the highest achieved in the 1st Quartile	200

Adjusted DCR	Percentage Earned (%)
1.77 : 1	50
1.97 : 1	100
2.07 : 1	150
2.11 : 1	200
Adjusted DCR is a non-GAAP financial measure of performance derived from our financial statements. Adjusted DCR was determined by dividing Adjusted DCF (described above under "Bonus Awards—Company Performance Objectives") by the distributions applicable to common limited partners.
If performance falls between the benchmarks established by the Compensation Committee for the applicable performance period, the percentage vesting with respect to that performance measure during the performance period is determined through straight-line interpolation. The Compensation Committee has discretion to vest up to 200% of performance awards available for vesting, regardless of the performance level attained against the performance measures established for the applicable performance period. Any performance awards not earned at target in a given performance period will be carried forward (referred to as "Carried Forward Units" in the case of performance units and "Carried Forward Cash Awards" in the case of performance cash awards) for one additional performance period, with up to 100% of such Carried Forward Units and/or Carried Forward Cash Awards having the opportunity to vest based upon NuStar Energy's performance in the following performance period.
Performance awards vest in three annual increments (or tranches). As illustrated in the table below, one third of each of the 2021, 2022 and 2023 performance awards was eligible to vest in January 2024 based upon our TUR and adjusted DCR performance measures during the 2023 performance periods.

Award	Tranche Eligible to Vest
2021 Performance Cash Award	3rd
2022 Performance Cash Award	2nd
2023 Performance Cash Award	1st
On January 19, 2024, for the applicable 2023 performance periods, the Compensation Committee determined that NuStar Energy achieved TUR performance in the fourth quartile of the Performance Award Peer Group and achieved an adjusted DCR of 2.1010 : 1. Accordingly, pursuant to the award terms and as set forth in the table below, the performance awards eligible to vest with respect to the 2023 performance periods vested at 97.4%.

Performance Measure	Target	Actual	Percentage Earned (%)	Weight (%)	Weighted Percentage Earned (Percentage Earned x Weight) (%)
adjusted DCR	1.9764 : 1	2.1010 : 1	195	50	97.4
TUR	n/a	4th quartile	0	50	0
Total					97.4

On January 19, 2024, the Compensation Committee determined to settle the performance cash awards that vested with respect to 2023 performance in the form of cash. The dollar values of the vested awards are reported in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table for 2023.
Restricted Units
Restricted units represent approximately 65% of each NEO's total long-term incentive target. Restricted unit awards represent the right to receive common units upon vesting; no common units are issued at the time of grant. The awards are calculated from an assumed unit value based on the average closing price of the common units for the first 10 business days of the four-week period before the committee meeting at which the awards are to be approved.
Restricted unit awards vest over five years in equal increments on the anniversary of the grant date. Common unit distribution equivalents are paid in cash quarterly for all unvested restricted units. For the 2023 grants of restricted units, the Compensation Committee approved distribution equivalent payments equal to the product of (x) the number of restricted units granted to the employee that remain outstanding and unvested as of the record date for such quarter and (y) 0.55 times the quarterly distribution declared by the Board for such quarter with respect to NuStar Energy's common units.
The Compensation Committee approved the 2023 restricted unit awards on October 24, 2023. The Compensation Committee determined that the grants would be made under the 2019 LTIP effective on November 16, 2023, following the public disclosure of NuStar Energy's third quarter 2023 results and consistent with the restricted unit grant date in previous years. The following table sets forth the number of restricted units granted to each of our NEOs in 2023.

Name	Restricted Unit Awards (#)
Barron	196,137
Shoaf	45,481
Brown	45,481
Perry	45,481
Oliver	45,481
Perquisites and Other Benefits
Perquisites
Consistent with our goal of providing compensation and benefits that are aligned with market practices among our peers, our NEOs are eligible to receive federal income tax preparation services, personal liability insurance coverage and an annual allowance for the purchase of specified health and welfare benefits. We also make company contributions to the NEOs thrift plan and excess thrift plan accounts. We maintain a corporate aircraft that is used primarily for business travel. We occasionally permit Mr. Barron to use our corporate aircraft for travel to his outside board meetings. For more information about these perquisites, including their reportable values based on the incremental costs to us, see the "All Other Compensation" column of the Summary Compensation Table and related footnotes. Given that perquisites represent a relatively small portion of our NEOs' total compensation, the availability of these perquisites does not materially influence the decisions made by the Compensation Committee with respect to the other elements of compensation to which our NEOs are entitled or awarded.
Other Benefits
We offer group medical, life, dental and disability insurance to provide our employees (including our NEOs) affordable coverage at group rates. Our NEOs are eligible for the same benefit programs available to all of our other U.S. employees (other than as may be required by collective bargaining agreements), including our pension plans, 401(k) thrift plan (the Thrift Plan), as well as other insurance and supplemental plans chosen and paid for by employees who desire additional coverage. Our NEOs and other employees whose compensation exceeds certain limits are eligible to participate in non-qualified excess benefit programs that provide for larger benefit accruals than allowed under the qualified plan rules, resulting in correspondingly higher benefits. These plans are described below under "Post-Employment Benefits."
Post-Employment Benefits
Pension Plans
For a discussion of our Pension Plan and Excess Pension Plan, please see the narrative descriptions accompanying the table entitled "Pension Benefits for the Year Ended December 31, 2023."

Nonqualified Deferred Compensation Plan (Excess Thrift Plan)
The Excess Thrift Plan provides unfunded benefits to those employees whose annual additions under the Thrift Plan are subject to the limitations under Section 415 of the Internal Revenue Code of 1986, as amended (the Code), and/or who are constrained from making maximum contributions under the Thrift Plan by Section 401(a)(17) of the Code, which limits the amount of an employee's annual compensation that may be taken into account under that plan. To the extent a participant's annual total compensation exceeds the compensation limits for the calendar year under Section 401(a)(17) of the Code or a participant's annual additions under the Thrift Plan are limited by the maximum annual additions permitted under Section 415 of the Code, the participant's Excess Thrift Plan account is credited with that number of hypothetical NuStar Energy units that could have been purchased with the difference between:
•the total company matching contributions that would have been credited to the participant's account under the Thrift Plan had the participant's contributions not been limited pursuant to Section 401(a)(17) and/or Section 415; and
•the actual company matching contributions credited to such participant's account under the Thrift Plan.
Participants vest in the amounts credited to their account under the Excess Thrift Plan on the same vesting schedule as under the Thrift Plan. The full amount of a participant's vested account under the Excess Thrift Plan is payable to the participant in a single lump sum cash payment within 90 days following the earlier of the participant's: (1) "separation from service" (as defined in Section 409A of the Code), (2) death or (3) disability. Distributions upon separation from service for participants who are "specified employees" within the meaning of Section 409A of the Code (i.e., generally, our top 50 paid employees) are delayed for six months as required under Section 409A of the Code. Each of our NEOs participated in the Excess Thrift Plan in 2023.
Change of Control Severance Arrangements
We entered into change of control severance agreements with each of our NEOs in or prior to 2007. The agreements are intended to ensure the continued availability of these executives in the event of a "change of control" as defined in the agreements. If a change of control occurs during the term of an agreement, the agreement becomes operative for a fixed three-year period. The agreements provide generally that the NEO's terms and conditions of employment (including position, location, compensation and benefits) will not be adversely changed during the three-year period after a change of control.
The agreements contain tiers of compensation and benefits based on each NEO's position. Each tier corresponds to a certain "severance multiple" used to calculate cash severance and other benefits to be provided under the agreements. Compensation and benefits under the agreements are triggered upon the occurrence of any of the following in connection with a change of control:
•termination of employment by the employer other than for "cause" (as defined in the agreements), death or disability;
•termination by the NEO for "good reason" (as defined in the agreements);
•termination by the NEO other than for "good reason"; and
•termination of employment because of death or disability.
These triggers were designed to ensure the continued availability of these executives following a change of control, and to compensate them at appropriate levels if their employment is prematurely or unfairly terminated during the applicable term following a change of control.
When determining the amounts and benefits payable under the agreements, the Compensation Committee sought to secure compensation that is competitive in our market in order to recruit and retain executive talent. Consideration was given to the principal economic terms found in written employment and change of control agreements of other publicly traded companies. For more information regarding payments and benefits that may be provided under our change of control severance arrangements, see our disclosures below under the caption, "Potential Payments upon Termination or Change of Control."
Employment Agreements
Except for the change of control severance agreements described above, our NEOs do not have employment agreements. In the event of a termination, retirement, death or disability that is not related to a change of control, an NEO will only receive the compensation or benefits to which he or she would be entitled under the terms of the defined contribution, defined benefit, medical or long-term incentive plans, as applicable.

Impact of Accounting Treatment
Restricted Units
Our restricted unit awards are considered "phantom" units, as they represent the right to receive our common units upon vesting. We account for our restricted units as equity-classified awards because they are expected to result in the issuance of our common units upon vesting. The restricted units granted to our employees (including our NEOs) generally vest over five years, and the restricted units granted to our non-employee directors generally vest over three years. We record compensation expense ratably over the vesting period based on the fair value of the units at the grant date. Common unit distribution equivalents paid with respect to outstanding, unvested equity-classified restricted units reduce equity, similar to cash distributions to unitholders.
Performance Awards
Performance awards may be granted in the form of performance units or performance cash awards. Performance awards vest in three annual increments (tranches), based upon our achievement of the performance measures established by the Compensation Committee for the applicable performance periods. Under applicable accounting standards, a tranche of performance awards is not considered "granted" until the Compensation Committee has set the performance measures for that specific tranche of the award. Performance unit awards represent the right to receive common units and are equity-classified awards. Performance unit awards are measured at the grant date fair value once the performance measures are established for a specific tranche. Because performance unit awards do not receive common unit distribution equivalents, the estimated fair value of these awards does not include the per unit distributions expected to be paid to common unitholders during the vesting period. Performance cash awards are accounted for as a liability but may be settled in common units. For performance awards, we record compensation expense ratably for each vesting tranche over its service period if it is probable that the specified performance measures will be achieved. Changes in the actual or estimated outcomes that affect the quantity of performance awards expected to be converted into common units or paid in cash are recognized as a cumulative adjustment.
Compensation-Related Policies
Unit Ownership Guidelines
We believe that ownership of NuStar Energy units aligns the interests of our directors and executives with those of our unitholders. We have long emphasized and reinforced the importance of unit ownership among our executives and directors, and our Compensation Committee has approved the unit ownership and retention guidelines described below.
Non-Employee Director Unit Ownership Guidelines
During their service as a Board member, non-employee directors are expected to acquire and hold NuStar Energy units with an aggregate value equal to five times their annual cash retainer. Our non-employee directors have five years from the later of their appointment or the date the Compensation Committee approves an increase in the multiple to meet the target unit ownership guidelines. The directors are expected to continuously own sufficient units to meet the guidelines once attained. As of December 31, 2023, each of our non-employee directors serving on the Board at that time exceeded (or is on track to meet within the required time period) the ownership levels set forth in the unit ownership guidelines.
Officer Unit Ownership Guidelines
Unit ownership guidelines for the officer positions set forth below are as follows:

Officer	Value of NuStar Energy Units Owned
CEO/President	4.0x base salary
EVP serving on CEO's officer committee	3.0x base salary
SVP serving on CEO's officer committee	2.0x base salary
Officers are expected to meet the applicable guidelines within five years of (i) becoming subject to the guidelines, (ii) receiving a promotion corresponding to a higher multiple in the table above or (iii) the Compensation Committee approving an increase in the applicable multiple. The officers are expected to continuously own sufficient units to meet the guidelines once attained. As of December 31, 2023, each of our NEOs exceeded the ownership levels set forth in the unit ownership guidelines.

Unit Ownership
For purposes of satisfying the unit ownership guidelines, the following units are considered owned:
•units owned directly;
•units owned indirectly through possession of the right to sell, transfer and/or vote such units; and
•unvested restricted or phantom units granted under a long-term incentive plan.
Unexercised unit options and unvested performance awards are not considered owned for purposes of satisfying the unit ownership guidelines.
Insider Trading and Hedging
We have adopted a written policy governing the purchase, sale, and/or other dispositions of our securities by our directors, officers and employees. Our insider trading policy prohibits our directors, officers and employees from purchasing or selling securities of NuStar Energy while in possession of material, nonpublic information or otherwise using such information for personal benefit or in any manner that would violate applicable laws and regulations. Our directors, our officers and certain of our other employees also are prohibited from trading in our securities for the period beginning on the last business day of each calendar quarter through the first business day following our disclosure of our quarterly or annual financial results. Our policy also prohibits our directors, officers and employees from purchasing, selling or writing calls, puts or options on our securities. Our directors, our officers and certain of our other employees must receive prior consent from our CEO (or, in the case of our CEO, from the Chair of the Audit Committee) before entering into a margin loan or other financing arrangement involving our securities.
Compensation Clawback Policy
Our Board has approved our "Policy on Recovery of Incentive-based Compensation," which provides for the recovery of compensation paid to our executive officers under certain circumstances in the event of a restatement of financial results by NuStar Energy. The policy is intended to comply with the rules and regulations of the SEC and the Listing Standards of the NYSE implementing Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

EVALUATION OF COMPENSATION RISK
The Compensation Committee has focused on aligning our compensation policies with the long-term interests of NuStar Energy and avoiding short-term rewards for management decisions that could pose long-term risks to NuStar Energy. As described in "Compensation Discussion and Analysis," the primary elements of our compensation program are base salary, annual incentive bonus and long-term incentives. We believe that our compensation program appropriately balances cash with equity-based compensation and fixed compensation with short- and long-term incentives such that no single pay element would motivate unnecessary risk taking.
NuStar Energy's compensation program is structured so that base salaries provide a fixed level of competitive pay that reflects the individual's primary duties and responsibilities, and a considerable amount of our management's compensation is tied to NuStar Energy's long-term fiscal health. Annual bonuses, including executive bonuses, are determined with reference to performance measures selected by the Compensation Committee and applicable to all employees, as well as the Compensation Committee's review of each individual executive's performance. Our long-term incentives historically have taken the form of performance awards and restricted units that typically vest over three- and five-year periods, respectively, which we believe serves to align our employees' interests with the long-term goals of NuStar Energy.
No business group or unit is compensated differently than any other, regardless of profitability. As described in "Compensation Discussion and Analysis," there also is a maximum annual bonus level and a maximum performance award that may be earned, based on the performance of NuStar Energy relative to performance measures selected by the Compensation Committee. Accordingly, we believe that our compensation policies encourage employees to operate our business in a fundamentally sound manner, align our executives' interests with those of our unitholders and do not create incentives to take risks that are reasonably likely to have a material adverse effect on NuStar Energy.

SUMMARY COMPENSATION TABLE
The following table discloses compensation paid for the years ended December 31, 2023, 2022 and 2021 to our NEOs.

Name and Principal Position	Year	Salary ($)	Equity Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Bradley C. Barron Chairman of the Board, President and Chief Executive Officer	2023	876,600	3,432,398	2,854,512	278,143	91,168	7,532,821
	2022	840,000	3,204,243	2,536,921	—	79,717	6,660,881
	2021	812,500	2,896,986	2,337,630	137,622	76,998	6,261,736
Thomas R. Shoaf Executive Vice President and Chief Financial Officer	2023	499,400	795,918	909,477	123,102	57,636	2,385,533
	2022	481,484	728,394	902,082	—	55,450	2,167,410
	2021	441,111	688,895	837,093	71,701	59,722	2,098,522
Mary Rose Brown Executive Vice President and Chief Administrative Officer	2023	473,000	795,918	867,063	91,890	54,548	2,282,419
	2022	455,850	689,859	831,549	—	52,708	2,029,966
	2021	441,450	657,015	807,755	54,261	45,706	2,006,187
Amy L. Perry Executive Vice President–Strategic Development and General Counsel	2023	437,633	795,918	775,225	102,704	49,207	2,160,687
	2022	415,250	565,564	720,704	—	47,349	1,748,867
	2021	402,150	529,596	694,031	44,030	45,569	1,715,376
Daniel S. Oliver Executive Vice President–Business Development and Engineering	2023	433,150	795,918	766,677	122,242	52,942	2,170,929
	2022	410,000	558,484	711,568	—	51,067	1,731,119
	2021	397,000	517,001	685,102	54,536	54,628	1,708,267
(1)    The amounts reported represent the aggregate grant date fair value of grants of restricted common units and, for 2021, performance units. Our performance cash awards subject to vesting are reported in the "Non-Equity Incentive Plan Compensation" column for the applicable year, as described in footnote (2).

Restricted Units
The grant date fair value for restricted units presented in the Summary Compensation Table was determined by multiplying the number of restricted units granted by the NYSE closing unit price of NuStar Energy common units on the date of grant.
Performance Units
Under applicable accounting standards, a tranche of performance units is not considered "granted" until the Compensation Committee has set the performance measures for that specific tranche of the award. Performance units are measured at the grant date fair value once the performance measures are established for a specific tranche.
For 2021, the grant date fair value presented in the Summary Compensation Table includes the fair value of each tranche of performance units for which the Compensation Committee established performance measures during that year. There were no performance units for which the Compensation Committee established performance measures for 2023 or 2022. As illustrated in the table below and described in "Compensation Discussion and Analysis" above, the amount reported for 2021 includes the Carried Forward Units (as described in "Compensation Discussion and Analysis—Elements of Executive Compensation—Long-Term Incentive Awards—Performance Awards") and the one tranche of 2019 performance unit awards subject to vesting based on the performance criteria established by the Compensation Committee in 2021 with respect to 2021 performance.

Performance Unit
Tranche Considered "Granted"
Award	In 2023 with respect to 2023 Performance Measures	In 2022 with respect to 2022 Performance Measures	In 2021 with respect to 2021 Performance Measures
2019 Performance Unit Award	n/a	n/a	3rd
Carried Forward Units	n/a	n/a	All Units

The grant date fair value of the performance units was determined by multiplying the probable number of performance units for all tranches eligible to vest with respect to 2021 performance by the NYSE closing price of NuStar Energy common units on the grant date, reduced by the per unit value of distributions not paid on performance units prior to vesting.
If the maximum number of performance units (100% for the Carried Forward Units and 200% for the other tranches considered granted in 2021) had been used to determine the grant date fair value of performance units, the grant date fair value for performance units presented in the Summary Compensation Table for 2021 would have been as follows:

Name	Grant Date Fair Value Based on Maximum Number of Performance Units for 2021 ($)
Barron	391,671
Shoaf	134,357
Brown	136,299
Perry	95,814
Oliver	82,740
For additional information including the assumptions made in the valuation, see "Compensation Discussion and Analysis—Elements of Executive Compensation—Long-Term Incentive Awards" and "Compensation Discussion and Analysis—Impact of Accounting Treatment" and Note 22 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2023.
(2)    The amounts reported as "Non-Equity Incentive Plan Compensation" reflect:
•for 2023:
◦the annual incentive bonus amounts with respect to 2023 performance, which the Compensation Committee approved paying in cash; and
◦the one tranche of the 2023 performance cash awards, the one tranche of the 2022 performance cash awards and the one tranche of the 2021 performance cash awards subject to vesting based on the performance criteria established by the Compensation Committee with respect to 2023 performance, which the Compensation Committee approved paying in cash;
•for 2022:
◦the annual incentive bonus amounts with respect to 2022 performance, which the Compensation Committee approved paying in cash; and
◦the one tranche of the 2022 performance cash awards, the one tranche of the 2021 performance cash awards and the one tranche of the 2020 performance cash awards subject to vesting based on the performance criteria established by the Compensation Committee with respect to 2022 performance, which the Compensation Committee approved paying in the form of fully vested common units pursuant to the 2019 LTIP (per the terms of the award agreements, the value reported is based on the closing price of a NuStar Energy common unit on the NYSE on the January 26, 2023 vesting date); and

•for 2021:
◦the annual incentive bonus amounts with respect to 2021 performance, which the Compensation Committee approved paying 100% of target in cash and an additional 50% of target in the form of fully vested common units pursuant to the 2019 LTIP (the value of the common units reported is based on the closing price of a NuStar Energy common unit on the NYSE on the February 9, 2022 grant date).
◦the Carried Forward Cash Awards, the one tranche of the 2021 performance cash awards and the one tranche of the 2020 performance cash awards subject to vesting based on the performance criteria established by the Compensation Committee with respect to 2021 performance, which the Compensation Committee approved paying in the form of fully vested common units pursuant to the 2019 LTIP (per the terms of the award agreements, the value reported is based on the closing price of a NuStar Energy common unit on the NYSE on the January 27, 2022 vesting date).

Annual incentive bonus amounts are paid in February of each year with respect to performance during the immediately preceding year.

For additional information regarding the amounts reported, see "Compensation Discussion and Analysis—Elements of Executive Compensation—Bonus Awards" and "Compensation Discussion and Analysis—Elements of Executive Compensation—Long-Term Incentive Awards—Performance Awards." For an explanation of the amount of salary and bonus in proportion to total compensation, see "Compensation Discussion and Analysis—Executive Compensation Programs—Relative Size of Primary Elements of Compensation."
(3)    The reported amounts represent the aggregate change in the actuarial present value of each NEO's accumulated benefit under our defined benefit and actuarial pension plans, including supplemental plans. For 2022, the present value of the NEOs' accumulated benefits decreased from 2021. Per SEC rules, the Summary Compensation Table may not include negative values for this column. The decreases in the actuarial present value of each NEO's accumulated benefit for 2022 were as follows: Mr. Barron ($17,612); Mr. Shoaf ($666,733, which also includes the effects of a QDRO in 2022); Ms. Brown ($117,425); Ms. Perry ($2,493); Mr. Oliver ($121,689).
None of the NEOs received any above-market or preferential earnings on compensation that is deferred on a basis that is not tax-qualified during the periods presented.
(4)    The amounts reported in this column for 2023 consist of the following elements for each NEO.

Name	Company Contribution to Thrift Plan ($)	Company Contribution to Excess Thrift Plan ($)	Company Provided Dollars for the Purchase of Benefits	Tax Preparation ($)	Personal Liability Insurance ($)	Travel for Outside Board Service ($)	Total ($)
Barron	19,800	32,796	24,660	2,500	2,518	8,894	91,168
Shoaf	19,800	10,164	22,654	2,500	2,518	—	57,636
Brown	16,230	12,151	21,149	2,500	2,518	—	54,548
Perry	19,800	6,458	17,931	2,500	2,518	—	49,207
Oliver	19,800	6,189	21,935	2,500	2,518	—	52,942
We value the cost of the benefits above at the incremental cost to NuStar of providing such benefits. To the extent we do not incur any incremental costs, no additional compensation is included as part of the total compensation of our NEOs. However, any incremental costs that we do incur and that are incidental to the business use of such asset are included in such total. For "Travel for Outside Board Service" shown above, we determine the incremental cost of the benefit, which includes personal use of our corporate aircraft, based on the variable operating costs to us, which include (i) landing, ramp, parking and other airport fees and expenses, (ii) fuel expense, (iii) crew travel expenses and (iv) supplies and catering. Because our aircraft is used primarily for business travel, this methodology excludes fixed costs that do not change based on usage.

PAY RATIO
The following information discloses the ratio of the annual total compensation of our President and CEO to the median of the annual total compensation of our employees for our last completed fiscal year.
For 2023:
•the median of the annual total compensation of all of our employees (other than our President and CEO) was $150,654; and
•the annual total compensation of Mr. Barron, our President and CEO, as reported in the Summary Compensation Table was $7,532,821.
Accordingly, for 2023, the ratio of the annual total compensation of our President and CEO to the annual total compensation of our median employee was 50 to 1.
To determine our median employee, we identified each individual employed by us on December 31, 2023 (our Determination Date), and examined each of the following elements of compensation (which we refer to as the Total Comparable Compensation) that we paid those employees during 2023:
•salary, wages and any overtime;
•any bonus awards; and
•the grant date fair value of any restricted units awarded during 2023.
We used the same median employee for 2023 that we used for our 2022 disclosures because we believe that there has been no change in our employee population or employee compensation arrangements that would significantly impact our pay ratio disclosures for 2023. As of our Determination Date, we had 1,184 employees (1,173 in the United States and 11 in Mexico).
After identifying the median employee based on Total Comparable Compensation, we calculated the annual total compensation for the median employee for 2023 using the same methodology we use to calculate the annual total compensation for our NEOs for 2023 as set forth in the Summary Compensation Table. We did not make any assumptions, adjustments or estimates to identify the median employee, to determine the Total Comparable Compensation for each employee or to determine the annual total compensation for the median employee.

GRANTS OF PLAN-BASED AWARDS
DURING THE YEAR ENDED DECEMBER 31, 2023
The following table provides information regarding grants of plan-based awards to our NEOs during 2023.

Name	Grant Date		Date of Approval by Compensation Committee of Equity-Based Awards	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Unit Awards: Number of Units (#)	Grant Date Fair Value of Unit Awards ($)
				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Barron	n/a	(1)	n/a	n/a	1,095,750	2,191,500	—	—	—	—	—
	n/a	(2)	n/a	n/a	1,333,210	2,666,420	—	—	—	—	—
	11/16/2023	(3)	10/24/2023	—	—	—	—	—	—	196,137	3,432,398
Shoaf	n/a	(1)	n/a	n/a	424,490	848,980	—	—	—	—	—
	n/a	(2)	n/a	n/a	314,888	629,776	—	—	—	—	—
	11/16/2023	(3)	10/24/2023	—	—	—	—	—	—	45,481	795,918
Brown	n/a	(1)	n/a	n/a	402,050	804,100	—	—	—	—	—
	n/a	(2)	n/a	n/a	304,058	608,116	—	—	—	—	—
	11/16/2023	(3)	10/24/2023	—	—	—	—	—	—	45,481	795,918
Perry	n/a	(1)	n/a	n/a	371,988	743,976	—	—	—	—	—
	n/a	(2)	n/a	n/a	253,596	507,192	—	—	—	—	—
	11/16/2023	(3)	10/24/2023	—	—	—	—	—	—	45,481	795,918
Oliver	n/a	(1)	n/a	n/a	368,178	736,355		—	—	—	—
	n/a	(2)	n/a	n/a	250,375	500,750	—	—	—	—	—
	11/16/2023	(3)	10/24/2023	—	—	—	—	—	—	45,481	795,918
(1)    Annual Incentive Bonus. The amounts reported represent the target and maximum amounts payable to the NEOs with respect to 2023 performance under our Annual Bonus Plan. The annual incentive bonus awards with respect to 2023 performance did not include a threshold amount that would potentially be payable to the NEOs. For the 2023 annual incentive bonus determination, the Compensation Committee considered the factors described under "Compensation Discussion and Analysis—Elements of Executive Compensation—Bonus Awards." The actual bonus amounts paid with respect to 2023 performance are reported in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table.
(2)    Performance Cash Awards. Performance awards may be granted in the form of performance units or performance cash awards. In 2023, 2022 and 2021, the Compensation Committee awarded performance cash awards pursuant to the 2019 LTIP. Performance awards vest in three annual increments (tranches), based upon our achievement of the performance measures established by the Compensation Committee during the applicable performance periods. For 2023, the amounts presented above represent the first tranche of the 2023 awards, the second tranche of the 2022 awards and the third tranche of the 2021 awards that were subject to vesting based on the performance measures established by the Compensation Committee with respect to 2023 performance. For the 2023 performance periods, based on the performance levels attained, the performance cash awards vested at 97.4%. See "Compensation Discussion and Analysis—Elements of Executive Compensation—Long-Term Incentive Awards—Performance Awards" for a description of the vesting and other terms of the performance cash awards.
(3)    Restricted Unit Awards. The awards of restricted units were approved by the Compensation Committee on October 24, 2023, with a grant date of November 16, 2023. The restricted units were awarded pursuant to the 2019 LTIP and vest in equal 1/5 increments annually over five years beginning on the first anniversary of the grant date. Grantees of the 2023 restricted unit awards also received a distribution equivalent right payable quarterly in cash in an amount equal to the product of (x) the number of restricted units granted that remain outstanding and unvested as of the record date for such quarter and (y) 0.55 times the quarterly distribution declared by the Board for such quarter with respect to NuStar Energy's common units. The number of restricted units awarded and the grant date fair value of such restricted units are reported in the table above. See "Compensation Discussion and Analysis—Impact of Accounting Treatment" and footnote (1) to the Summary Compensation Table for information regarding the assumptions made in valuation.

OUTSTANDING EQUITY AWARDS
AT DECEMBER 31, 2023
The following table provides information regarding the unvested restricted units held by our NEOs as of December 31, 2023. The value of the restricted units reported below was determined by multiplying the number of units by $18.68 (the closing price of NuStar Energy common units on December 29, 2023). The restricted units vest in 1/5 increments over five years, beginning on the first anniversary of the date of grant. None of our NEOs had outstanding unit option awards at year-end.

	Unit Awards
Name	Type of Award	Number of Units That Have Not Vested (#)	Market Value of Units That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Units or Other Rights That Have Not Vested ($)
Barron	Restricted Units (1)	530,576	9,911,160	—	—
Shoaf	Restricted Units (2)	126,739	2,367,485	—	—
Brown	Restricted Units (3)	123,887	2,314,209	—	—
Perry	Restricted Units (4)	108,223	2,021,606	—	—
Oliver	Restricted Units (5)	107,096	2,000,553	—	—
(1)    Mr. Barron's restricted units consist of: 12,000 restricted units granted November 16, 2019; 64,000 restricted units granted November 16, 2020; 99,123 restricted units granted November 16, 2021; 159,316 restricted units granted November 16, 2022; and 196,137 restricted units granted November 16, 2023.
(2)    Mr. Shoaf's restricted units consist of: 3,473 restricted units granted November 16, 2019; 18,820 restricted units granted November 16, 2020; 22,749 restricted units granted November 16, 2021; 36,216 restricted units granted November 16, 2022; and 45,481 restricted units granted November 16, 2023.
(3)    Ms. Brown's restricted units consist of: 3,517 restricted units granted November 16, 2019; 19,058 restricted units granted November 16, 2020; 21,531 restricted units granted November 16, 2021; 34,300 restricted units granted November 16, 2022; and 45,481 restricted units granted November 16, 2023.
(4)    Ms. Perry's restricted units consist of: 2,502 restricted units granted November 16, 2019; 14,468 restricted units granted November 16, 2020; 17,652 restricted units granted November 16, 2021; 28,120 restricted units granted November 16, 2022; and 45,481 restricted units granted November 16, 2023.
(5)    Mr. Oliver's restricted units consist of: 2,138 restricted units granted November 16, 2019; 14,282 restricted units granted November 16, 2020; 17,427 restricted units granted November 16, 2021; 27,768 restricted units granted November 16, 2022; and 45,481 restricted units granted November 16, 2023.

OPTION EXERCISES AND UNITS VESTED
DURING THE YEAR ENDED DECEMBER 31, 2023
The following table provides information regarding the vesting in 2023 of restricted units held by our NEOs. None of our NEOs had outstanding performance unit awards, unit option awards or option exercises during 2023.

	Unit Awards
Name	Number of Units Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Barron	126,720	2,217,600
Shoaf	32,919	576,083
Brown	32,239	564,183
Perry	25,098	439,215
Oliver	24,121	422,118

(1)The value realized on vesting of restricted units was calculated by multiplying the closing price of NuStar Energy common units on the NYSE on the date of vesting by the number of units vested. The closing price of our common units was $17.50 on November 16, 2023, the date of vesting.

PENSION BENEFITS
FOR THE YEAR ENDED DECEMBER 31, 2023
We have a noncontributory defined benefit pension plan (the Pension Plan) in which most of our employees are eligible to participate and under which contributions by individual participants are neither required nor permitted. We also have a noncontributory, non-qualified excess pension plan (the Excess Pension Plan), which provides eligible employees with additional retirement savings opportunities that cannot be achieved with tax-qualified plans due to the Code's limits on (i) annual compensation that can be taken into account under qualified plans under Section 401(a)(17) of the Code or (ii) annual benefits that can be provided under qualified plans under Section 415 of the Code.
The following table provides information regarding the accumulated benefits of our NEOs under our pension plans during the year ended December 31, 2023.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Barron	Pension Plan	(2)	532,142	—
	Excess Pension Plan	(2)	1,367,090	—
Shoaf	Pension Plan	(2)	366,927	—
	Excess Pension Plan	(2)	491,947	—
Brown	Pension Plan	(2)	628,422	—
	Excess Pension Plan	(2)	863,388	—
Perry	Pension Plan	(2)	374,739	—
	Excess Pension Plan	(2)	272,296	—
Oliver	Pension Plan	(2)	511,775	—
	Excess Pension Plan	(2)	565,156	—
(1)The present values stated in the table above were calculated using the same interest rates and mortality tables we use for our financial reporting. The present values as of December 31, 2023 were determined using plan-specific discount rates (5.08% for the Pension Plan and 5.06% for the Excess Pension Plan) and the plans' earliest unreduced retirement age (age 62). The present values reflect post-retirement mortality rates based on the Pri-2012 Mortality Table projected using scale MP2021. No decrements were included for pre-retirement termination, mortality or disability. Where applicable, lump sums were determined based on three segment rates (5.50%, 5.76% and 5.83%), with the first segment rate used for benefits payable in the first five years from the valuation date, the second segment rate used for benefits payable starting in the next 15 years and the third segment rate used for benefits payable starting after 20 years, and the mortality table prescribed by the IRS in Rev. Ruling 2007-67 and updated by IRS Notice 2019-67 for distributions in 2024.
(2)As of December 31, 2013, the final average pay formula used in the Pension Plan and the Excess Pension Plan, which was based on years of service and compensation during service, was frozen. Benefits for service after December 31, 2013 accrue under a cash balance formula described below. The number of years of credited service under the final average pay formula and the cash balance formula (which, in the case of the cash balance formula, refers to years of vested service) for each of our NEOs under the Pension Plan and the Excess Pension Plan are set forth below. We do not grant extra years of credited service under either the Pension Plan or the Excess Pension Plan.

Name	Plan Name	Number of Years Credited Service - Final Average Pay Formula (Frozen as of December 31, 2013)	Number of Years Credited Service - Cash Balance Formula
Barron	Pension Plan	7.5	23.0
	Excess Pension Plan	13.0	23.0
Shoaf	Pension Plan	7.5	38.5
	Excess Pension Plan	28.5	38.5
Brown	Pension Plan	6.7	26.3
	Excess Pension Plan	6.7	26.3
Perry	Pension Plan	7.5	21.0
	Excess Pension Plan	7.5	21.0
Oliver	Pension Plan	6.8	26.7
	Excess Pension Plan	6.8	26.7
Pension Plan
The Pension Plan is a qualified, non-contributory defined benefit pension plan that became effective as of July 1, 2006. The Pension Plan covers substantially all of our U.S. employees and generally provides retirement income calculated under a cash balance formula (CBF), which is composed of contribution credits (based on age and full years of vesting service) and interest credits. Employees fully vest in their CBF benefits upon attaining three years of vesting service. Prior to January 1, 2014, eligible employees were covered under either the CBF or a defined benefit final average pay formula (FAP) based on years of service and compensation during their period of service, and employees became fully vested in their benefits upon attaining five years of service under the FAP and upon attaining three years of service under the CBF. Eligible employees who were first hired or rehired after December 31, 2010 were covered under the CBF. The Pension Plan was amended to freeze the FAP at December 31, 2013 and, on or after January 1, 2014, all employees are covered under the CBF.
An eligible employee's benefits under the Pension Plan will be equal to:
•1.6% of the employee's average monthly compensation multiplied by the employee's years of credited service for service through December 31, 2013 for eligible employees who earned a benefit under the FAP, plus
•the employee’s CBF account balance.
An employee may start receiving benefits under the Pension Plan at any time following his or her separation of service, but must begin receiving benefits by April 1 of the year after the employee attains age 72 (70½ for employees born before July 1949). As of December 31, 2023, Mr. Barron, Mr. Shoaf, Ms. Brown and Mr. Oliver have attained the Early Retirement Age, which is defined in the Pension Plan as age 55. If an employee with a FAP benefit begins receiving benefits after the Early Retirement Age and before age 62, the FAP benefit amount will be reduced by 4% for each full year between the benefit start date and age 62. If an employee with a FAP benefit begins receiving benefits before the Early Retirement Age, the amount of the FAP benefit will be the actuarial equivalent of the lump sum that otherwise would have been payable on the date the employee starts benefits. The CBF benefit amount payable to an employee under the Pension Plan is based on the employee's CBF account balance and, therefore, is not reduced based on the age at which the employee begins receiving benefits.
Excess Pension Plan
All of our NEOs participated in the Excess Pension Plan during 2023. The Excess Pension Plan, which became effective July 1, 2006, provides benefits to our eligible employees whose pension benefits under the Pension Plan and the Valero Energy Corporation Pension Plan, where applicable, are subject to limitations under the Code. The Excess Pension Plan is an "excess benefit plan" as contemplated under ERISA for those benefits provided in excess of the maximum amount allowable under Section 415 of the Code.
Benefits provided as a result of the statutory limitation on annual compensation that may be taken into account under Section 401(a)(17) of the Code are limited to a select group of management or highly compensated employees. The Excess Pension Plan is not intended to constitute either a qualified plan under the Code or a funded plan subject to ERISA. For our employees who were eligible to receive a benefit under the Valero Energy Corporation Excess Pension Plan (the Predecessor Excess Pension Plan) as of July 1, 2006, the Excess Pension Plan assumed the liabilities of the Predecessor Excess Pension Plan and will provide a single, nonqualified defined benefit to eligible employees for their pre-July 1, 2006 benefit accruals under the Predecessor Excess Pension Plan and their post-July 1, 2006 benefit accruals under the Excess Pension Plan.

An eligible employee's monthly pension under the Excess Pension Plan will be equal to:
•1.6% of the employee's average monthly compensation multiplied by the employee's years of credited service for service through December 31, 2013 for eligible employees who earned a benefit under the FAP, plus
•the employee's CBF benefits, in each case without regard to the limitations imposed by Sections 401(a)(17) and 415 of the Code, less
•the employee's Pension Plan benefit and, with respect to benefits under the Predecessor Excess Pension Plan, which was assumed by the Excess Pension Plan, the employee's benefit under the Valero Energy Corporation Pension Plan.
Participants vest in their benefits under the Excess Pension Plan under the same vesting schedule as under the Pension Plan. The full amount of a participant's vested benefit under the Excess Pension Plan is payable to the participant in a single lump sum cash payment within 90 days after the participant's "separation from service" (as defined in Section 409A of the Code). Distributions for participants who are "specified employees" within the meaning of Section 409A of the Code (i.e., generally, our top 50 paid employees) are delayed for six months as required under Section 409A of the Code. A death benefit is payable to a participant's surviving spouse or beneficiary if the participant dies while employed and before receiving the Excess Pension Plan benefit. The death benefit is payable in a single lump sum payment within 90 days following the participant's death.

NONQUALIFIED DEFERRED COMPENSATION
FOR THE YEAR ENDED DECEMBER 31, 2023
The following table provides information regarding each NEO's respective account in our non-qualified defined contribution plan, the Excess Thrift Plan, during the year ended December 31, 2023. The Excess Thrift Plan is described in "Compensation Discussion and Analysis—Elements of Executive Compensation—Post-Employment Benefits."

Name	Executive Contributions in 2023 ($)(1)	Registrant Contributions in 2023 ($)(2)	Aggregate Earnings in 2023 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2023 ($)(3)
Barron	—	32,796	67,283	—	324,053
Shoaf	—	10,164	18,055	—	89,466
Brown	—	12,151	38,977	—	184,030
Perry	—	6,458	9,501	—	48,305
Oliver	—	6,189	12,971	—	63,752

(1)The NEOs did not make contributions to the Excess Thrift Plan in 2023. Participation in the plan occurs automatically for employees subject to the Code limitations described in "Compensation Discussion and Analysis—Elements of Executive Compensation—Post-Employment Benefits."
(2)The amounts reported represent our contributions to the Excess Thrift Plan accounts. All of the amounts included in this column are included within the amounts reported as "All Other Compensation" for our NEOs in the Summary Compensation Table.
(3)The amounts represent the aggregate balance at year end of each NEO's account in our Excess Thrift Plan and include registrant contributions that were previously reported as compensation to each of the NEOs in the "All Other Compensation" column in the Summary Compensation Table for 2023 and previous years, as applicable.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL
The following disclosures describe potential payments to our NEOs in connection with a change of control of NuStar Energy. Our NEOs do not have employment agreements other than the change of control severance agreements described below.
In the event of a termination, retirement, death or disability that does not occur in connection with a change of control, an NEO will receive only the compensation or benefits to which he or she would already be entitled under the terms of our defined contribution, defined benefit, medical or long-term incentive plans. Therefore, these scenarios are not presented in the table below.
Each of our NEOs has entered into a change of control severance agreement. The agreements seek to ensure the continued availability of the executives in the event of a "change of control" (described below). The agreements contain tiers of compensation and benefits based on each NEO's position. Each tier corresponds to a "severance multiple" (listed below) that is used to calculate cash severance and other benefits payable under the agreements.

Name	Officer Position	Severance Multiple
Barron	Chief Executive Officer	3.0
Shoaf	Executive Vice President	2.5
Brown	Executive Vice President	2.5
Perry	Executive Vice President	2.5
Oliver	Executive Vice President	2.5
If a change of control occurs, the agreements become operative for a fixed three-year period. The agreements provide generally that the NEO's terms of employment will not be adversely changed during the three-year period following the change of control. In addition, any outstanding unit options held by the NEO will automatically vest, restrictions applicable to any outstanding restricted units held by the NEO will lapse and any unvested performance awards held by the NEO will fully vest and become payable at 200% of target. If the NEOs' employment is terminated, they would also be entitled to receive a payment in an amount sufficient to make them whole for any excise tax on excess parachute payments imposed under Section 4999 of the Code or have the payments reduced to equal the Safe Harbor Amount described in footnote (8) to the table below.
Each agreement subjects the NEO to obligations of confidentiality, both during the term and after termination, for secret and confidential information that the NEO acquired during his or her employment with NuStar.
For purposes of the agreements, the following generally would be considered a "change of control":
•the failure of NuStar GP Holdings, LLC to control NuStar GP, LLC; Riverwalk Logistics, L.P. or all of the general partner interests of NuStar Energy;
•Riverwalk Logistics, L.P. ceases to be NuStar Energy's general partner or Riverwalk Logistics, L.P. is no longer controlled by either NuStar GP, LLC or one of its affiliated companies;
•the acquisition (other than by an affiliated company) of more than 50% of all voting interests of NuStar Energy then outstanding;
•certain consolidations or mergers of NuStar Energy; or
•the sale of all or substantially all of the assets of NuStar Energy to anyone other than its affiliated companies.
In the agreements, "cause" is defined to mean, generally, the willful and continued failure of the NEO to perform substantially his or her duties, or the willful engagement in illegal or gross misconduct by the NEO that is materially and demonstrably injurious to NuStar Energy or any affiliated company.
"Good reason" is defined to mean, generally:
•a diminution in the NEO's position, authority, duties or responsibilities;
•failure of the successor of NuStar Energy to assume and perform under the agreement; and
•relocation of the NEO or increased travel requirements.
Except as otherwise noted, the values in the table below assume that a change of control occurred on December 31, 2023, and that the NEO's employment terminated on that date.

If an NEO's employment is terminated for "cause" following a change of control, the NEO will not receive any additional benefits or compensation as a result of the termination and will receive only accrued salary or vacation pay that remained unpaid through the date of termination plus any other benefits that the NEO would already be entitled to receive, if any. Therefore, there is no presentation of termination for "cause" in the table below.

Benefits and Payments(1)	Termination of Employment: (A) by the Employer Other Than for "Cause," Death or Disability, or (B) by the Executive for "Good Reason" ($)(2)	(C) Termination because of Death or Disability(3); (D) Termination by the Executive other than for "Good Reason"(4); or (E) Continued Employment Following Change of Control(5) ($)
Salary (1)
Barron	2,700,000	—
Shoaf	1,273,000	—
Brown	1,205,750	—
Perry	1,200,000	—
Oliver	1,200,000	—
Bonus (1)
Barron	6,223,860	1,555,965
Shoaf	2,148,622	613,892
Brown	1,998,189	570,911
Perry	1,848,781	528,223
Oliver	1,829,842	522,812
Pension and Excess Pension Benefits
Barron	964,671	—
Shoaf	322,358	—
Brown	303,230	—
Perry	291,763	—
Oliver	357,795	—
Contributions under Defined Contribution Plans
Barron	157,788	—
Shoaf	74,910	—
Brown	70,950	—
Perry	65,645	—
Oliver	64,973	—
Health and Welfare Plan Benefits
Barron	60,569	—
Shoaf	36,933	—
Brown	21,216	—
Perry	43,134	—
Oliver	42,764	—
Accelerated Vesting of Restricted Units (6)
Barron	9,911,160	9,911,160
Shoaf	2,367,485	2,367,485
Brown	2,314,209	2,314,209
Perry	2,021,606	2,021,606
Oliver	2,000,553	2,000,553

Executive Benefits and Payments(1)	Termination of Employment: (A) by the Employer Other Than for "Cause," Death or Disability, or (B) by the Executive for "Good Reason" ($)(2)	(C) Termination because of Death or Disability(3); (D) Termination by the Executive other than for "Good Reason"(4); or (E) Continued Employment Following Change of Control(5) ($)
Accelerated Vesting of Performance Awards (7)
Barron	5,823,418	5,823,418
Shoaf	1,307,642	1,307,642
Brown	1,249,972	1,249,972
Perry	1,072,834	1,072,834
Oliver	1,059,262	1,059,262
280G Tax Gross-Up (8)
Barron	8,063,368	—
Shoaf	2,300,548	—
Brown	2,131,880	—
Perry	2,095,180	—
Oliver	2,104,793	—
Totals
Barron	33,904,834	17,290,543
Shoaf	9,831,498	4,289,019
Brown	9,295,396	4,135,092
Perry	8,638,943	3,622,663
Oliver	8,659,982	3,582,627
(1)    We assumed each NEO's compensation at the time of each triggering event to be as stated below (per SEC regulations). The listed salary is the NEO's base salary as of December 31, 2023. The listed bonus amount (referred to in these footnotes as the Highest Annual Bonus) represents the highest bonus earned by the executive with respect to any of the fiscal years 2020, 2021 and 2022 (the three full fiscal years prior to the date of the assumed change of control) or the most recent fiscal year (2023):

Name	Annual Salary ($)	Highest Annual Bonus ($)
Barron	900,000	1,555,965
Shoaf	509,200	613,892
Brown	482,300	570,911
Perry	480,000	528,223
Oliver	480,000	522,812
(2)    If the employer terminates the NEO's employment (other than for "cause," death or "disability," as defined in the agreements) or if the NEO terminates his or her employment for "good reason," as defined in the agreements, the NEO is generally entitled to receive the following:
(A) a lump sum cash payment equal to the sum of:
(i)accrued and unpaid salary and vacation pay through the date of termination, including a pro-rata annual bonus based on the Highest Annual Bonus;
(ii)an amount equal to (x) the NEO's severance multiple multiplied by (y) the sum of (i) the NEO's annual base salary plus (ii) the NEO's Highest Annual Bonus;

(iii)the amount of the excess of the actuarial present value of the pension benefits (qualified and nonqualified) the NEO would have received for an additional number of years of service equal to the NEO's severance multiple over the actuarial present value of the NEO's actual pension benefits; and
(iv)the equivalent of employer contributions under the tax-qualified and supplemental defined contribution plans for the number of years equal to the NEO's severance multiple;
(B) continued welfare benefits (e.g., health, dental, etc.) for a number of years equal to the NEO's severance multiple; and
(C) vesting of all outstanding equity incentive awards on the date of the change of control, as described above.
(3)    If the NEO's employment is terminated by reason of death or disability, then the officer's estate or beneficiaries will be entitled to receive a lump sum cash payment equal to any accrued and unpaid salary and vacation pay plus a bonus equal to the Highest Annual Bonus earned by the NEO (prorated to the date of termination). In the case of disability, the NEO would be entitled to any disability and related benefits at least as favorable as those provided by us under our plans and programs during the 120-days prior to the NEO's termination of employment. In addition, all outstanding equity incentive awards will automatically vest on the date of the change of control, as described above.
(4)    If the NEO voluntarily terminates his or her employment other than for "good reason," then he or she will be entitled to a lump sum cash payment equal to any accrued and unpaid salary and vacation pay plus a bonus equal to the Highest Annual Bonus earned by the NEO (prorated to the date of termination). In addition, all outstanding equity incentive awards will automatically vest on the date of the change of control, as described above.
(5)    The agreements provide for a three-year term of continued employment following a change of control, and generally provide that the NEO will continue to receive a salary and bonus at least as favorable as the highest salary received during the past 12 months and the highest bonus received during the past three years and will continue to receive benefits on terms at least as favorable as in effect prior to the change of control. Accordingly, no additional amounts are shown for salary, pension and excess pension benefits, contributions under defined contribution plans and health and welfare plan benefits because those amounts would remain as in effect at the time of a change of control.
The amount shown as bonus reflects each NEO's Highest Annual Bonus. In addition, all outstanding equity incentive awards will automatically vest on the date of the change of control, as described above.
(6)    The amounts stated in the table represent the gross value of previously unvested restricted units, determined by multiplying (x) the number of units whose restrictions would have lapsed because of a change of control, times (y) $18.68 (the closing price of NuStar Energy's common units on the NYSE on December 29, 2023).
(7)    The amounts stated in the table represent the product of (x) the performance cash awards whose vesting would have been accelerated because of a change of control, times (y) 200%.
(8)    If any payment or benefit is determined to be subject to an excise tax under Section 4999 of the Code, the NEO is entitled to receive an additional payment to adjust for the incremental tax cost of the payment or benefit. However, if it is determined that the NEO is entitled to receive an additional payment to adjust for the incremental tax cost but the value of all payments to the NEO does not exceed 110% of 2.99 times the NEO's "base amount" (as defined by Section 280G(b)(3) of the Code) (the Safe Harbor Amount), the additional payment will not be made and the amount payable to the NEO will be reduced so that the aggregate value of all payments equals the Safe Harbor Amount.

PAY VERSUS PERFORMANCE
This Pay Versus Performance section is not "soliciting material," is not deemed filed with the SEC and is not to be incorporated by reference into any of NuStar Energy's filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date of this proxy statement and irrespective of any general incorporation language therein.
SEC regulations require us to make certain disclosures regarding "compensation actually paid"—as that term is described in Item 402(v) of Regulation S-K—to our CEO and our other NEOs. The following disclosures are made to comply with those rules.
Pay Versus Performance Table
The following table presents (i) compensation paid to our CEO, individually, and (ii) average compensation paid to our non-CEO named executive officers, collectively—in comparison to the financial performance measures presented below.

					Value of Initial Fixed $100 Investment Based on:
Year (1)	Summary Compen- sation Table Total for CEO ($)	Compen- sation Actually Paid to CEO ($)(2)	Average Summary Compensation Table Total for Non-CEO NEOs ($)	Average Compensation Actually Paid to Non-CEO NEOs ($)(2)	Total Unitholder Return (TUR) (3)	Peer Group TUR (3)	Net Income/ (Loss) ('000s $)(4)	Adjusted Distribu- tion Coverage Ratio (5)
2023	7,532,821	9,664,408	2,249,892	2,793,784	109.24	165.61	273,663	2.1010 : 1
2022	6,660,881	7,262,999	1,919,341	2,095,586	85.05	130.86	222,747	2.1802 : 1
2021	6,261,736	6,784,746	1,882,088	2,031,207	76.30	99.96	38,225	2.0356 : 1
2020	4,160,453	3,871,296	1,489,355	1,364,853	62.78	71.31	(198,983)	1.3400 : 1
(1)For all years presented, our CEO was Bradley C. Barron and the non-CEO named executive officers were Thomas R. Shoaf, Mary Rose Brown, Amy L. Perry and Daniel S. Oliver.
(2)We have made adjustments to the Summary Compensation Table totals—as prescribed by Item 402(v)(2)(iii) of Regulation S-K—to calculate the amounts disclosed above as "compensation actually paid." These adjustments are disclosed in the table following footnote (5) below under the caption, "Footnote (2) continued: Adjustments to Determine Compensation Actually Paid."
(3)The measurement period for TUR begins at the "measurement point" established by the market close on December 31, 2019 (that is, the last trading day before the earliest fiscal year presented in the table) and continues through and includes the end of each of the fiscal years for which TUR is presented above. The peer group represented in "Peer Group TUR" above is the Alerian MLP Index (Peer Group), which is the peer group that we use in our Annual Report on Form 10-K for purposes of Item 201(e) of Regulation S-K. An investment of $100 (with reinvestment of all dividends) is assumed to have been made in our common units and the Peer Group on December 31, 2019, and its relative performance is tracked through the end of each of the fiscal years presented.
(4)As disclosed in our Consolidated Statements of Income (Loss) included in our Annual Reports on Form 10-K for the fiscal years presented.
(5)Adjusted Distribution Coverage Ratio and TUR are the financial performance measures that we use to determine the vesting of our Performance Awards. These measures are more fully discussed in "Compensation Discussion and Analysis—Elements of Executive Compensation—Long-Term Incentive Awards—Performance Awards."

Footnote (2) continued: Adjustments to Determine Compensation Actually Paid
The following table discloses adjustments to the Summary Compensation Table totals to calculate the amount disclosed above as "compensation actually paid" for the fiscal year 2023.

Compensation Actually Paid — Fiscal Year 2023
Adjustment Components	CEO ($)	Average of Non-CEO NEOs ($)
Summary Compensation Table (SCT) Total Compensation FY 2023	7,532,821	2,249,892
Deduction for change in the actuarial present value reported under the "Change in Pension Value and Nonqualified Deferred Compensation Earnings" column of the SCT	278,143	109,985
Increase for Service Cost for Pension Plans	139,119	61,271
Increase for Prior Service Cost for Pension Plans	—	—
Deduction for amounts reported under the "Equity Awards" column of the SCT	(3,432,398)	(795,918)
Increase for fair value of equity awards granted during 2023 that remained unvested as of 2023 year-end, determined as of 2023 year-end	3,663,839	849,585
Increase based on change in fair value during 2023 of equity awards granted in prior fiscal years that were outstanding and unvested as of 2023 year-end	896,297	190,294
Increase based on fair value of equity awards granted during 2023 that vested during 2023, determined as of vesting date	—	—
Increase based on change in fair value of equity awards granted in prior years that vested in 2023, measured from the end of 2022 to the vesting date	190,080	42,891
Deduction of fair value, measured at end of 2022, of equity awards granted in prior fiscal years that failed to meet applicable vesting conditions in 2023	—	—
Increase for dollar value of distributions paid on equity awards during 2023 prior to the vesting date	396,507	85,784
Increase based on incremental fair value for any options modified during 2023	—	—
Compensation Actually Paid FY 2023	9,664,408	2,793,784

Certain Relationships
The following graphs illustrate the relationships between compensation actually paid (as disclosed in the Pay Versus Performance Table) and (i) our cumulative TUR, (ii) our net income/(loss), and (iii) our adjusted DCR. A comparison of our cumulative TUR and the cumulative TUR of the Peer Group is also presented.
Compensation Actually Paid vs Cumulative TUR

Compensation Actually Paid vs. Total Unitholder Return (TUR)
$9,000,000
$7,500,000
$6,000,000
$4,500,000
$3,000,000
$1,500,000
$0
$175
$150
$125
$100
$75
$50
$25
$0
Total Unitholder Return (TUR)
FY 2020
FY 2021
FY 2022
FY 2023
CEO Compensation Actually Paid
Non-CEO NEO Average Compensation Actually Paid
NuStar Energy L.P. Cumulative TUR
Peer Group TUR

Compensation Actually Paid vs Net Income/(Loss)

Compensation Actually Paid vs. Net Income/(Loss)
$9,000,000
$7,500,000
$6,000,000
$4,500,000
$3,000,000
$1,500,000
$0
$300,000
$250,000
$200,000
$150,000
$100,000
$50,000
$0
($50,000)
($100,000)
($150,000)
($200,000)
Net Income/(Loss) ('000s)
FY 2020
FY 2021
FY 2022
FY 2023
CEO Compensation Actually Paid
Non-CEO NEO Average Compensation Actually Paid
Net Income/(Loss) ('000s)

Compensation Actually Paid vs Adjusted DCR

Compensation Actually Paid vs. Adjusted DCR
$9,000,000
$7,500,000
$6,000,000
$4,500,000
$3,000,000
$1,500,000
$-
2.25
2.00
1.75
1.50
1.25
1.00
Adjusted DCR
FY 2020
FY 2021
FY 2022
FY 2023
CEO Compensation Actually Paid
Non-CEO NEO Average Compensation Actually Paid
Adjusted DCR

Cumulative TUR vs Peer Group TUR

Important Performance Measures
We use several performance measures for our short-term and long-term incentive awards. The following table lists the "most important financial measures" (within the meaning of Item 402(v)(6) of Regulation S-K) and other measures that we use to link compensation actually paid to company performance. These measures are more fully described in this proxy statement in "Compensation Discussion and Analysis," and we hereby incorporate by reference into this section our disclosures regarding the measures listed below that are contained in "Compensation Discussion and Analysis—Elements of Executive Compensation—Bonus Awards" and "Compensation Discussion and Analysis—Elements of Executive Compensation—Long-Term Incentive Awards—Performance Awards."

Performance Measures
Total unitholder return (TUR) - used for Performance Awards
Adjusted distribution coverage ratio (DCR) - used for Performance Awards
Adjusted EBITDA compared to budget - used for Bonus Awards
Adjusted distributable cash flow (DCF) compared to budget - used for Bonus Awards
HSE/ESG performance - used for Bonus Awards
Adjusted operating and general administrative expense compared to budget - used for Bonus Awards

DIRECTOR COMPENSATION

The following table provides a summary of compensation paid to our directors for service during 2023.

Name	Fees Earned or Paid in Cash ($)(1)	Unit Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)	Total ($)
Bradley C. Barron	(4)	(4)	(4)	(4)	(4)	(4)
J. Dan Bates	154,167	134,995	n/a	n/a	—	289,162
Jelynne LeBlanc Burley	104,167	134,995	n/a	n/a	—	239,162
William B. Burnett	104,167	134,995	n/a	n/a	—	239,162
Ed A. Grier	104,167	134,995	n/a	n/a	—	239,162
Dan J. Hill	194,167	134,995	n/a	n/a	—	329,162
Robert J. Munch	104,167	134,995	n/a	n/a	—	239,162
W. Grady Rosier	134,167	134,995	n/a	n/a	—	269,162
Martin Salinas, Jr.	104,167	134,995	n/a	n/a	—	239,162
Suzanne Allford Wade	91,667	254,979	n/a	n/a	—	346,646
(1)    The amounts disclosed in this column exclude reimbursement for expenses for transportation to and from Board meetings and lodging while attending meetings.
(2)    The amounts reported represent the grant date fair value of the 2023 grant of restricted units to our non-employee directors (7,714 restricted units) based on the closing price ($17.50) of NuStar Energy's common units on the NYSE on November 16, 2023. Ms. Wade was elected to the Board on February 15, 2023, and, accordingly, she received an onboarding grant of restricted units on February 15, 2023 (7,189 restricted units, having a grant date fair value of $16.69 per unit). The amounts reported for Ms. Wade in the table above include the grant date fair values of her February onboarding grant, as well as the November annual grant of restricted units. See "Compensation Discussion and Analysis—Impact of Accounting Treatment" and Note 22 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for information regarding the assumptions made in the valuation.
The aggregate number of restricted units held as of December 31, 2023 by each person who served as a director in 2023 is stated below. None of the directors had outstanding unit options as of December 31, 2023. Mr. Barron's holdings are disclosed in the Outstanding Equity Awards table.

Name	Restricted Units (#)
Bates	15,143
Burley	15,143
Burnett	15,143
Grier	17,194
Hill	15,143
Munch	15,143
Rosier	15,143
Salinas	17,194
Wade	14,903
(3)    Non-employee directors do not participate in these plans.
(4)    Mr. Barron is not compensated for his service as a director of NuStar GP, LLC. His compensation for his service as President and CEO is included above in the Summary Compensation Table.

Directors who are our employees do not receive compensation for serving as directors. Because Mr. Barron is an employee, he is not eligible to receive compensation as our Chairman of the Board or otherwise as a director.
The Compensation Committee periodically engages its independent compensation consultant to review our non-employee director compensation program. Based on the consultant's analysis of our program during 2023, and to be more reflective of market trends, our Board and Compensation Committee approved the following elements of compensation for our non-employee directors, effective August 1, 2023: (i) an annual cash retainer; (ii) an annual restricted unit grant; (iii) an additional annual cash retainer for each committee chair; and (iv) an additional annual cash retainer for the independent Presiding Lead Director, each as set forth in the table below.

Components of Non-Employee Director Annual Compensation	Amount
Cash Retainer ($)	110,000
Restricted Unit Grant ($ value of restricted units)	135,000
Audit Committee Chair Additional Retainer ($)	25,000
Compensation Committee Chair Additional Retainer ($)	20,000
Nominating/Governance & Conflicts Committee Chair Additional Retainer ($)	15,000
Presiding Lead Director Additional Retainer ($)	25,000
As described above, we supplement the cash compensation paid to non-employee directors with an annual grant of restricted units, which vest in equal annual installments over a three-year period. We believe this annual grant of restricted units increases the non-employee directors' identification with the interests of NuStar Energy's unitholders through ownership of common units. Upon a non-employee director's initial election to the Board, the new director receives an initial grant of restricted units equal in value to the annual restricted unit grant at the time. In the event of a "change of control" as defined in the plan governing each award, all unvested restricted units previously granted will immediately vest.

SECURITY OWNERSHIP
Security Ownership of Management and Directors
The following table discloses information as of the Record Date regarding NuStar Energy common units and 7.625% Series B Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units (Series B preferred units), in each case as beneficially owned (or deemed beneficially owned) by: (i) each director and nominee, (ii) each NEO, and (iii) all of our directors and executive officers as a group.
Unless otherwise indicated in the footnotes to the table, each of the named persons and members of the group has sole voting and investment power with respect to the units shown. None of the units shown are pledged as security and none of the named persons or members of the group beneficially owns (or is deemed to beneficially own) any NuStar Energy 8.50% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units (Series A preferred units) or 9.00% Series C Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units (Series C preferred units).

	Common Units		Series B Preferred Units
Name of Beneficial Owner (1)	Number of Units Beneficially Owned (2)	Percentage of Units Beneficially Owned (2)	Number of Units Beneficially Owned (2)	Percentage of Units Beneficially Owned (2)
Bradley C. Barron	483,163	*	—	*
J. Dan Bates (3)	69,336	*	—	*
Jelynne LeBlanc Burley	28,430	*	—	*
William B. Burnett (4)	44,753	*	—	*
Ed A. Grier	11,502	*	—	*
Dan J. Hill (5)	74,878	*	8,000	*
Robert J. Munch	38,877	*	—	*
W. Grady Rosier (6)	113,264	*	12,000	*
Martin Salinas, Jr.	36,802	*	—	*
Suzanne Allford Wade	2,396	*	—	*
Mary Rose Brown	236,954	*	—	*
Daniel S. Oliver	135,865	*	—	*
Amy L. Perry	90,732	*	—	*
Thomas R. Shoaf	114,903	*	—	*

All directors and executive officers as a group (15 persons)	1,550,621	1.2%	20,000	*

* The beneficial ownership percentage does not exceed 1% of the class.
(1)The business address for all beneficial owners listed above is 19003 IH-10 West, San Antonio, Texas 78257.
(2)On the Record Date, 126,535,271 common units, 9,060,000 Series A preferred units, 15,400,000 Series B preferred units and 6,900,000 Series C preferred units were outstanding. Beneficial ownership is calculated in accordance with Rule 13d-3 of the Exchange Act.
[footnote (2) continues on the following page]

Our restricted units represent rights to receive NuStar Energy common units upon vesting and, as such, may not be disposed of or voted until vested. The restricted units do not vest within 60 days after the Record Date. Accordingly, the restricted units set forth in the table below are not included in the calculation of beneficial ownership pursuant to Rule 13d-3 and are not reflected in the table above.

Name	Restricted Units Not Reflected in Table Above
Bradley C. Barron	530,576
J. Dan Bates	15,143
Jelynne LeBlanc Burley	15,143
William B. Burnett	15,143
Ed A. Grier	17,194
Dan J. Hill	15,143
Robert J. Munch	15,143
W. Grady Rosier	15,143
Martin Salinas, Jr.	17,194
Suzanne Allford Wade	12,507
Mary Rose Brown	123,887
Daniel S. Oliver	107,096
Amy L. Perry	108,223
Thomas R. Shoaf	126,739

All directors and executive officers as a group (15 persons)	1,181,539
(3)The number of common units shown for Mr. Bates includes 64,755 common units held through a trust.
(4)The number of common units shown for Mr. Burnett includes 44,753 common units held through a trust.
(5)The number of common units shown for Mr. Hill includes 600 common units held through his spouse.
(6)The number of common units shown for Mr. Rosier includes an aggregate of 79,215 common units held through two trusts.

Security Ownership of Certain Beneficial Owners
The following table discloses information regarding each holder known to us to be the beneficial owner of more than 5% of NuStar Energy's outstanding common units based upon reports filed by such holders with the SEC.

	Common Units
Name and Address of Beneficial Owner	Number of Units Beneficially Owned	Percentage of Units Beneficially Owned
Invesco Ltd. (1)	20,580,434	16.3%
ALPS Advisors, Inc. (2)	19,851,295	15.8%
William E. Greehey (3)	10,018,608	7.9%
(1)As reported on a Schedule 13G/A filed on February 12, 2024, Invesco Ltd. (Invesco), in its capacity as a parent holding company to investment advisers, may be deemed to beneficially own, and has sole voting and dispositive power with respect to 20,580,434 common units as of December 31, 2023. The shareholders of the fund have the right to receive or the power to direct the receipt of dividends and proceeds from the sale of the securities. Invesco's business address is 1555 Peachtree Street NE, Suite 1800, Atlanta, Georgia 30309.
(2)As reported on a Schedule 13G/A filed on February 5, 2024, ALPS Advisors, Inc. (AAI) is an investment adviser that, as of December 31, 2023, may be deemed to beneficially own, and has shared voting and dispositive power with respect to, 19,851,295 common units. The 19,851,295 common units that AAI may be deemed to beneficially own include 19,756,795 common units that Alerian MLP ETF (Alerian), an investment company, may be deemed to beneficially own. Alerian has shared voting and dispositive power with respect to the 19,756,795 common units. The funds advised by AAI have the right to receive or direct the receipt of dividends from, or the proceeds from the sale of, the securities. AAI disclaims beneficial ownership of the common units. The business address of AAI and Alerian is 1290 Broadway, Suite 1000, Denver, Colorado 80203.
(3)Mr. Greehey is our former Chairman of the Board, and his business address is 19003 IH-10 West, San Antonio, Texas 78257. The number of common units reported for Mr. Greehey is as of the Record Date and includes 30,000 common units held by Mr. Greehey through a family limited partnership, but does not include 3,225 outstanding restricted units granted to Mr. Greehey during the time of his service on our Board.

Equity Compensation Plan Information
The following table discloses information as of December 31, 2023 regarding the equity compensation plans of NuStar Energy, which are described further in Note 22 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2023.

Plan categories	Number of securities to be issued upon exercise of outstanding unit options, warrants and rights (#)	Weighted-average exercise price of outstanding unit options, warrants and rights ($) (1)	Number of securities remaining for future issuance under equity compensation plans (#)
Equity Compensation Plans approved by security holders (2)	3,145,626	—	2,651,315
Equity Compensation Plans not approved by security holders (3)	14,808	—	—
Total	3,160,434	—	2,651,315
(1)There were no unit options, warrants or similar rights outstanding as of December 31, 2023.
(2)The information in this row pertains to the NuStar GP, LLC Fifth Amended and Restated 2000 Long-Term Incentive Plan (as amended from time to time, the 2000 LTIP) and the 2019 LTIP. Effective with the April 23, 2019 unitholder approval of the 2019 LTIP, the 2000 LTIP terminated with respect to new grants; however, unvested awards granted under the 2000 LTIP prior to April 23, 2019 remain outstanding. The amount reported represents restricted units.
(3)The information in this row represents restricted units outstanding under the NuStar GP Holdings, LLC Long-Term Incentive Plan (as amended from time to time, the NSH LTIP), which we assumed at the closing of the the 2018 merger pursuant to which NuStar GP Holdings, LLC became a subsidiary of NuStar Energy. Although the former unitholder of NuStar GP Holdings, LLC approved the NSH LTIP prior to NuStar GP Holdings, LLC's initial public offering, NuStar Energy's unitholders have not approved the NSH LTIP. Effective with the April 23, 2019 unitholder approval of the 2019 LTIP, the NSH LTIP terminated with respect to new grants; however, unvested awards granted under the NSH LTIP prior to April 23, 2019 remain outstanding.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Related Person Transaction Policy
Our Board has adopted a related person transaction policy. For purposes of the policy, a related person transaction is a transaction that is not available to all employees generally or involves $10,000 or more when aggregated with similar transactions and is between NuStar Energy and: (1) any member of the Board, Vice President, Section 16 officer or any other person designated for these purposes as an officer by the Board; (2) any beneficial owner of five percent or more of any class of voting securities of NuStar Energy or its controlled affiliates; (3) any immediate family member of persons identified in (1) or (2) above; or (4) any entity that is owned or controlled by someone listed in (1), (2) or (3) above (or in which someone listed in (1), (2) or (3) above has a five percent or greater ownership interest or controls such entity).
Related person transactions must be reviewed by the Nominating/Governance & Conflicts Committee and approved by a majority of the disinterested members of the Board, unless the transaction relates to executive compensation matters approved by our Compensation Committee, non-employee director compensation matters approved by our Board or NuStar Energy's general employee compensation programs. In addition, our Section 16 officers and directors have an affirmative obligation under the policy to inform and provide updates to our Corporate Secretary regarding his or her immediate family members, as well as any entities which he or she controls or of which he or she owns five percent or more.
Transactions with Management and Others
On December 10, 2007, NuStar Logistics, L.P., our wholly owned subsidiary, entered into a non-exclusive Aircraft Time Sharing Agreement (the Time Share Agreement) with William E. Greehey, our former Chairman of the Board. The Time Share Agreement provides that NuStar Logistics, L.P. will sublease the aircraft to Mr. Greehey on an "as needed and as available" basis, and will provide a fully qualified flight crew for all of Mr. Greehey's flights. Mr. Greehey will pay NuStar Logistics, L.P. an amount equal to the maximum amount of expense reimbursement permitted in accordance with Section 91.501(d) of the Aeronautics Regulations of the Federal Aviation Administration and the Department of Transportation, which expenses include and are limited to: fuel oil, lubricants and other additives; travel expenses of the crew, including food, lodging and ground transportation; hangar and tie down costs away from the aircraft’s base of operation; insurance obtained for the specific flight; landing fees, airport taxes and similar assessments; customs, foreign permit and similar fees directly related to the flight; in-flight food and beverages; passenger ground transportation; flight planning and weather contract services; and an additional charge equal to 100% of the costs of the fuel oil, lubricants and other additives. The Time Share Agreement had an initial term of two years, and automatically renews for one-year terms until terminated by either party. The Time Share Agreement was approved by the disinterested members of the Board on December 5, 2007. The Time Share Agreement was amended as of September 4, 2009 to reflect the addition of another aircraft and as of August 18, 2017 to reflect a change in the aircraft owner trustee.
John D. Greehey, one of our employees, is the son of Mr. Greehey. As such, he is deemed to be a "related person" under Item 404(a) of the SEC's Regulation S-K. John Greehey is a Vice President of certain subsidiaries of NuStar Energy. In 2023, he did not attend any Board or committee meetings. The aggregate value of total direct compensation paid to John Greehey with respect to 2023 was less than $640,000. There were no material differences between the compensation paid to John Greehey and the compensation paid to any other employees who hold analogous positions.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF KPMG LLP
(Item 2 on the Proxy Card)

On February 22, 2024, the Audit Committee recommended and the Board approved the appointment of KPMG LLP (KPMG) as our independent registered public accounting firm for the fiscal year ending December 31, 2024. KPMG served as our independent registered public accounting firm for the fiscal year ended December 31, 2023 and has served as such since 2004.

✓	Our Board recommends that you vote "FOR" the proposal to ratify the appointment of KPMG as our independent registered public accounting firm for 2024.
The Board requests Unitholder approval of the following resolution:
RESOLVED, that the appointment of the firm of KPMG as the independent registered public accounting firm for NuStar Energy L.P. for the purpose of conducting an audit of the consolidated financial statements and internal control over financial reporting of NuStar Energy L.P. and its subsidiaries for the fiscal year ending December 31, 2024 is hereby approved and ratified.
If Unitholders do not approve the ratification of the appointment of KPMG at the 2024 Annual Meeting, the Audit Committee would undertake the task of reviewing the appointment. Nevertheless, given the difficulty and expense of changing independent auditors mid-way through the year, there is no assurance that a firm other than KPMG could be secured to deliver any or all of our independent auditing services required for 2024. The Audit Committee, however, would take the lack of Unitholder approval into account when recommending an independent registered public accounting firm for fiscal year 2025.
Representatives of KPMG are expected to be present at the 2024 Annual Meeting to respond to appropriate questions raised at the 2024 Annual Meeting. The representatives also may make a statement if they desire to do so.
KPMG LLP FEES

The aggregate fees for professional services rendered to us by KPMG for the years ended December 31, 2023 and 2022 were:

Category of Service	2023	2022
Audit fees (1)	$3,045,500	$2,777,000
Audit-related fees	—	—
Tax fees	—	—
All other fees (2)	—	60,000
Total	$3,045,500	$2,837,000
(1)Audit fees for 2023 and 2022 were for professional services rendered by KPMG in connection with the audits of our annual financial statements for the years ended December 31, 2023 and 2022, respectively, included in our Annual Reports on Form 10-K, reviews of our interim financial statements included in our Quarterly Reports on Form 10-Q, the audit of the effectiveness of our internal control over financial reporting as of December 31, 2023 and 2022, respectively, and related services that are normally provided by the principal auditor (e.g., comfort letters and assistance with review of documents filed with the SEC).
(2)The amount listed for "All other fees" for 2022 is for professional advisory services rendered by KPMG.

AUDIT COMMITTEE PRE-APPROVAL POLICY
The Audit Committee has adopted a pre-approval policy to address the approval of all services to be rendered to us by KPMG and to ensure that the provision of any non-audit services does not impair KPMG's independence. The policy provides guidelines for the audit, audit-related, tax and other non-audit services that KPMG may provide to us. The policy (i) describes the audit, audit-related, tax, and other services that may be provided, as well as the non-audit services that are prohibited and (ii) sets forth pre-approval requirements for all permitted services. Under the policy, all services to be provided by KPMG must be pre-approved by the Audit Committee. None of the services provided by KPMG for 2023 or 2022 were approved by the Audit Committee pursuant to the pre-approval waiver contained in paragraph (c)(7)(i)(C) of Rule 2-01 of Regulation S-X.
AUDIT COMMITTEE REPORT
Management of NuStar GP, LLC is responsible for NuStar Energy's internal controls and the financial reporting process. KPMG, NuStar Energy's independent registered public accounting firm for the year ended December 31, 2023, is responsible for performing an independent audit of NuStar Energy's consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB) and generally accepted auditing standards, and an audit of NuStar Energy's internal control over financial reporting in accordance with the standards of the PCAOB and issuing a report thereon. The Audit Committee monitors and oversees these processes and approves the selection and appointment of NuStar Energy's independent registered public accounting firm and recommends the ratification of such selection and appointment to the Board.
The Audit Committee has reviewed and discussed NuStar Energy's audited consolidated financial statements with management and KPMG. The Audit Committee has discussed with KPMG the matters required to be discussed by the applicable requirements of the PCAOB and the SEC. The Audit Committee has received written disclosures and the letter from KPMG required by applicable requirements of the PCAOB concerning independence and has discussed with KPMG its independence.
Based on the foregoing review and discussions and such other matters the Audit Committee deemed relevant and appropriate, the Audit Committee recommended to the Board that the audited consolidated financial statements of NuStar Energy be included in NuStar Energy's Annual Report on Form 10-K for the year ended December 31, 2023.
    Members of the Audit Committee:
J. Dan Bates (Chair)
William B. Burnett
Dan J. Hill
Robert J. Munch
Martin Salinas, Jr.

The Audit Committee Report is not "soliciting material," is not deemed filed with the SEC and is not to be incorporated by reference into any of NuStar Energy's filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date of this proxy statement and irrespective of any general incorporation language therein.

ADDITIONAL INFORMATION
Advance Notice Required for Unitholder Proposals and Nominations for the 2025 Annual Meeting
We will not hold the 2025 Annual Meeting if the Sunoco Merger is consummated prior to April of 2025. However, in the event the 2025 Annual Meeting is held and if you plan to submit a proposal (other than a director nomination) to be considered for inclusion in our proxy statement for the 2025 Annual Meeting of unitholders pursuant to Rule 14a-8 under the Exchange Act, we must receive your written proposal on or before November 15, 2024. Unitholder proposals must comply with the requirements of Rule 14a-8 under the Exchange Act.
Our partnership agreement permits unitholders, under specified conditions, to include their nominees for election as directors in our proxy statement. If you wish to nominate a person for election to the Board at the 2025 Annual Meeting (in the event it is held) and have such nominee included in our proxy statement, you must comply with the requirements contained in our partnership agreement, including the requirement to provide timely notice in writing. Your written notice must be received by our general partner at our principal executive offices at the address shown on the cover page of this proxy statement no later than January 23, 2025 and no earlier than December 24, 2024. Our partnership agreement contains other requirements, such as requirements regarding ownership, the content of the written notice and attendance at the meeting.
In addition to satisfying the foregoing requirements, to comply with the SEC's universal proxy rules, unitholders who intend to solicit proxies in support of director nominees other than the Board’s nominees must also comply with the additional requirements of Rule 14a-19(b) under the Exchange Act.
Unitholders are urged to review all applicable rules, our partnership agreement and consult legal counsel before submitting a proposal or nomination.
Other Business
If any matters not referred to in this proxy statement properly come before the 2024 Annual Meeting or any adjournments or postponements thereof, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies to vote the units represented by proxy in accordance with their best judgments. The Board is not currently aware of any other matters that may be presented for action at the 2024 Annual Meeting.
You will NOT be asked to take any action at the 2024 Annual Meeting regarding the Merger Agreement and the Sunoco Merger. Only those proposals described in this proxy statement and in the accompanying Notice are being brought before our Unitholders to consider and vote on at the 2024 Annual Meeting. We expect to hold a separate, special meeting regarding the Merger Agreement and the Sunoco Merger.

For additional information relating to the pending Sunoco Merger, please refer to the preliminary Registration Statement on Form S-4 filed by Sunoco with the SEC on February 26, 2024, which contains our preliminary proxy statement relating to the Sunoco Merger, as well as any additional materials we or Sunoco may file with the SEC. After the aforementioned registration statement is declared effective by the SEC, we intend to file with the SEC, and mail to the common unitholders, a definitive proxy statement/prospectus relating to the Sunoco Merger.
Financial Statements
Consolidated financial statements and related information for NuStar Energy, including audited financial statements for the fiscal year ended December 31, 2023, are contained in our Annual Report on Form 10-K. We have filed our Annual Report on Form 10-K with the SEC, and you may review this report on the internet as indicated in the Notice, as well as on our website at www.nustarenergy.com (Investors > SEC Filings).
Householding
SEC rules allow companies to send a single Notice or single copy of annual reports, proxy statements and other disclosure documents (the Proxy Materials) to two or more unitholders sharing the same address, subject to certain conditions. These "householding" rules are intended to provide convenience for unitholders and cost savings for companies by reducing the number of duplicate documents that unitholders receive. Only one copy of the Proxy Materials is being delivered to multiple unitholders sharing the same address unless we have received contrary instructions. If your units are held by an intermediary broker, dealer or bank in street name, your consent to householding may be sought, or may already have been sought, by or on behalf of the intermediary.

If your units are held in a brokerage account and you no longer wish to participate in householding, or if you are receiving multiple copies of the Proxy Materials and wish to receive only one, please notify your broker. If you hold units registered in your name and you no longer wish to participate in householding, or if you are receiving multiple copies of the Proxy Materials and wish to receive only one, you can notify us by sending a written request to our Corporate Secretary at the address indicated on the cover page of this proxy statement or emailing corporatesecretary@nustarenergy.com. We will deliver promptly upon written or oral request a separate copy of the Proxy Materials to any unitholder who previously participated in householding and no longer wishes to do so.
Transfer Agent
Computershare Investor Services serves as our transfer agent, registrar and distribution paying agent with respect to our units. Correspondence relating to any unit accounts, distributions or transfers of unit certificates should be addressed to:
Computershare
P.O. Box 43006
Providence, RI 02940-3006
Overnight correspondence should be sent to:

Computershare
150 Royall Street, Suite 101
Canton, MA 02021
Phone numbers for Computershare are (888) 726-7784 and (781) 575-3120.
The unitholder website is: www.computershare.com/investor, and the unitholder website for unit inquiries is:
https://www-us.computershare.com/investor/contact.

SCAN TO	ð
VIEW MATERIALS & VOTE

VOTE BY INTERNET

Before the Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 22, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
During the Meeting - Go to www.virtualshareholdermeeting.com/NS2024
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

NUSTAR ENERGY L.P. 19003 IH-10 WEST SAN ANTONIO, TX 78257
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 22, 2024. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NUSTAR ENERGY L.P. The Board of Directors recommends you vote FOR the nominees listed:	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.
1. Election of Directors	☐	☐	☐
Nominees:
01) Bradley C. Barron
02) William B. Burnett
03) W. Grady Rosier
The Board of Directors recommends you vote FOR the following proposal:				For	Against	Abstain
2. To ratify the appointment of KPMG LLP as NuStar Energy L.P.'s independent registered public accounting firm for 2024.				☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)		Date

Dear Unitholder,

NuStar Energy L.P. encourages you to take advantage of the convenient ways by which you can vote these units. You can vote these units 24 hours a day, 7 days a week, using either a touch-tone telephone or through the Internet. Your telephone or Internet vote authorizes the proxies named on the reverse side of the proxy/voting instruction card in the same manner as if you marked, signed, dated and returned the proxy/voting instruction card. If you choose to vote these units by telephone or the Internet, there is no need to mail back your proxy/voting instruction card. To vote the units by telephone or via the Internet, please have this voting form in hand and follow the instructions on the reverse side.

Your vote is important. Thank you for voting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Form 10-K and Notice and Proxy Statement are available at www.proxyvote.com. If you do not vote via the Internet or telephone, fold along the perforation, detach and return the bottom portion in the enclosed envelope.

NUSTAR ENERGY L.P.
Annual Meeting of Unitholders
April 23, 2024
This proxy is solicited by the Board of Directors

By signing on the reverse side, I (we) hereby appoint each of Bradley C. Barron, Thomas R. Shoaf and Amy L. Perry (the "proxies") as proxy holders, each with full power of substitution, to represent and to vote all of the common units of NuStar Energy L.P. that the undersigned could vote at NuStar Energy L.P.'s Annual Meeting of Unitholders to be held virtually via live webcast on the Internet at www.virtualshareholdermeeting.com/NS2024 on April 23, 2024 at 11:00 a.m. Central Time, including any adjournment or postponement thereof, as to the matters set forth in the Notice of Annual Meeting and Proxy Statement, and, in their discretion, on any other matter that may properly come before the meeting.

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE). If you sign and return this card without marking any boxes your vote will be cast in accordance with the Board of Directors' recommendations. If you do not vote by telephone or over the Internet, please sign and return this card using the enclosed envelope.

Continued and to be signed on reverse side